As filed with the Securities and Exchange Commission on January 29, 2014

Registration No. 333-193099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-1/A

Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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SMTP, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7331	05-0502529
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Tara Boulevard, Suite 200 Nashua, NH 03062 877-705-9362 Ext. 205
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan M. Strimling Chief Executive Officer SMTP, Inc. 1 Tara Boulevard, Suite 200 Nashua, NH 03062 877-705-9362
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David M. Bovi, Esq. David M. Bovi, P.A. 319 Clematis Street, Suite 700 West Palm Beach, Florida 33401 Telephone: 561) 655-0665 Facsimile: (561) 655-0693	Gregory Sichenzia, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share (2) (3)	$11,500,000	$1,482
Representative’s Common Stock Purchase Warrant	—		(4)
Shares of Common Stock underlying Representative’s Common Stock Purchase Warrant (2)(5)	$625,000	$81
Total Registration Fee	$12,125,000	$1,563	*

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(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on an estimated proposed maximum aggregate offering price of $625,000, or 125% of $500,000.

*	$782 was previously paid.

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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 29, 2014

               Shares

Common Stock

This is a firm commitment offering of            shares of common stock of SMTP, Inc.

Our common stock is presently quoted on the OTCQB under the symbol “SMTP”. At present, there is a very limited market for our common stock. We have applied to list our common stock on The NASDAQ Capital Market under the symbol “SMTP”. On January 28, 2014, the last reported sale price for our common stock on the OTCQB was $8.90 per share. We completed a 1-for-5 reverse stock split of our outstanding common stock on December 26, 2013.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

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(1)

Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Aegis Capital corp., the representative of the underwriters. See “Underwriting” beginning on page 58 of this prospectus for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to an additional            shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about             , 2014.

Aegis Capital Corp

, 2014

PROFITS
GROWTH
DIVIDENDS

SMTP email delivered

SMTP, Inc.

How we work

INBOX

Customers send us emails for distribution

Our **trusted servers** relay the emails to consumer inboxes, while we manage issues of deliverability, bounces and blacklisting with ISP's.

We improve inbox delivery, driving revenues for our customers

Services We Provide

To improve inbox delivery, we may:

- Dedicate a pool of portable IP addresses
- "Warm up" the addresses by ramping volume
- Ensure proper IP authentication and whitelisting
- Actively monitor throttling, bounces and complaints
- Provide a customer portal for monitoring key metrics
- Frequently interact with our customers to improve delivery

Customers pay us monthly subscriptions and additional fees for our services

A Return Path study found that 77% of deliverability issues are caused by sender reputation.

Our services boost our customers' revenues by improving inbox delivery.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to “SMTP”, the “Company”, “we”, “us”, or “our” refer to SMTP, Inc.

Unless otherwise indicated, except for our financial statements and the notes thereto, all share amounts and per share amounts in this prospectus have been presented to reflect the 1-for-5 reverse stock split of our outstanding shares of common stock that occurred on December 26, 2013.

SMTP, Inc.

Our Business

SMTP, Inc. (the “Company”) is a provider of cloud-based email delivery services for companies in over 130 countries. Just as companies may turn to a courier to ensure a package reaches a physical destination, our customers turn to our Company to ensure their emails reach the inbox of the intended recipients.

A recent Return Path study noted that 22% of marketing email sent with subscribers’ permission never reached their inbox during the first half of 2013. While most people can easily send individual messages that flow freely through SPAM filters, the risks of non-delivery are much higher for high volume senders. Internet Service Providers (ISPs) have been forced to tighten filters resulting in billions of legitimate emails never reaching their intended recipients.

When we improve the delivery of email for our customers, it improves the effectiveness of their email marketing, driving revenue growth. We believe that our historic growth has been due to the compelling value proposition that we deliver to our customers, and due to the strength of our SMTP.com brand. For clarity, SMTP stands for Simple Mail Transfer Protocol, and though we do not own the protocol, our name earns us recognition and credibility worldwide, and our SMTP.com website provides a steady flow of leads seeking SMTP-related email delivery services.

Our Company has grown steadily year after year, while maintaining profitability, and paying regular dividends. Our business model is a subscription-based recurring revenue model, with less than 2% of our sales concentrated in any single customer. Approximately half our sales are based in the U.S., with the balance derived internationally. Our profit margins of 22% on a Trailing Twelve Month (TTM) basis compare favorably with peers in the market, as do our return on assets of 76% and our return on equity of 119%. We believe our strong financial performance has been due to a combination of top-line growth and a disciplined and frugal approach to managing internal operating costs.

Our Market Opportunity

Our Company serves a growing $1.8B market for email services, and is focused on the largest and fastest growing segment of that market: email delivery services. Email delivery services are projected to grow approximately 30% from 2013 to 2016, from $717M to $933M according to Forrester Research.

As technical obstacles increase the likeliness that legitimate senders of email are blocked or that their mail is diverted, commercial senders are demanding greater reliability in delivery, fewer disruptions, and improved reporting metrics. SMTP provides a service solution that we believe eliminates the hassles and lowers costs to produce a higher yielding level of service.

One of the primary factors considered by the ISPs in determining whether to permit mail to be delivered to an inbox is the reputation of the sender, which is associated with a specific IP address. A new or unknown IP address suddenly sending large volumes of emails, such as a commercial sender sending a monthly newsletter, may be viewed as suspect. In contrast, SMTP has been in the business of cloud-based email delivery for over a decade, and has established a reputation with the ISPs for delivering high quality email. Because SMTP delivers billions of high quality emails annually, we believe the ISPs have come to trust SMTP’s IP addresses, and will allow the email to reach their intended recipient’s inbox.

In addition, many companies’ IT and marketing operations typically do not have the expertise, resources, or relationships with ISPs to address the growing challenges related to email delivery services. Rising costs for both technology and personnel is giving way to the need to outsource, especially since the “simple” act of sending emails is not where companies expect to have to invest additional funding and expertise.

As an intermediary between the originating application, the ISPs, and the destination inbox, our Company has unique insight into how and where specific email delivery problems occur. Our dedicated support team can act to resolve sending issues and provide feedback metrics to improve future deliverability service levels.

Our Competitive Differentiation

When people outside of the industry think of email marketing, they typically are most familiar with brands that are advertised extensively to small business customers, such as Constant Contact or MailChimp. These companies provide a one-stop shop for small businesses, including email composition, campaign management, email delivery and analytics.

In contrast, our Company focuses on larger senders, who have a different set of challenges. Higher volume senders typically will have an in-house marketing team, and the creation and management of email campaigns is easily managed. But because of their higher volumes, they are far more likely to have issues with delivery. So the focus of their needs shifts from composition and campaign management to enhancing email delivery.

Our Company’s offering excels in email delivery in several regards. Our team brings over a decade of cloud-based email delivery experience to bear in improving the success of our customers’ campaigns. In addition, our large pool of trusted IP addresses allows us to provide exceptional delivery at lower costs than integrated solutions. Despite offering delivery at lower cost than these integrated solutions, we believe we are able to operate at higher margins than our competitors due to the frugal and disciplined management of our operational costs.

There are other companies in the email delivery market that are focused on transactional email delivery. A transactional email is an email that is triggered by an event on a website, such as a new user registration, or an order confirmation. These emails rarely have issues with SPAM filters, and the companies sending transactional emails tend to deal with information technology professionals, rather than marketing professionals. These transactions are typically highly automated, and rarely require significant interpersonal interaction between the customer and the email delivery provider.

We believe that the market for transactional emails may become commoditized, as it is hard for any company to significantly differentiate itself when providing a completely automated service. In contrast, our Company has focused on attracting large commercial senders of marketing emails, who typically have more significant issues with email delivery. Email content, list quality and delivery processes all interact to determine the success of a campaign. So our understanding of these issues, our ability to coach customers on how to conduct successful campaigns, and our 24x7 service and support team allows us to charge a premium relative to transactional delivery providers, and to build customer loyalty.

Our brand also provides a significant and sustainable competitive advantage. Customers seeking email delivery services will often search online for “SMTP services” or similar keywords. The strength of our brand is such that it has lowered our acquisition cost for new customers, providing a distinct competitive advantage.

We provide our services in a cost-effective manner, leveraging a U.S.-based sales and marketing team and overseas technology development and support. Our team includes a Chief Technology Officer with over a decade’s experience in cloud-based email delivery, and new executives with strong track records of rapidly launching new products and services. While the nature of our marketing email delivery business requires frequent customer interactions, we are able to manage these interactions cost-effectively through an off-shore team. This team brings extensive experience to technical customer support, and has been successfully solving email delivery challenges for customers for over a decade.

Our Strategy

Our Company has a strong history of profitable growth in the email delivery business. We have significantly strengthened our team in the key areas of sales and marketing. Our new sales and marketing strategy encompasses aggressively pursuing opportunities to drive growth via online and offline channels, and addresses both domestic and international growth opportunities. We believe there are significant opportunities to broaden our product offering, which would allow us to sell additional services to our existing customers, as well as to add new customers. Finally, we may make strategic acquisitions of firms that have a synergistic or complementary technology, service or customer channel.

The addition of new executives, including a Chief Executive Officer, Vice President of Sales and Vice President of Innovation during the third quarter of 2013, has spurred careful examination of our growth opportunities. To drive growth of our existing products and services, the team has redesigned our SMTP.com website, and has made updates to the management of our sales pipeline. The new team brings extensive experience driving cost-effective customer acquisition, and plans further optimization of our online conversion processes and to pursue more targeted online advertising campaigns. Our plan is to optimize the website and our online presence for domestic markets, as well as separately optimizing our communications and outreach for specific areas targeted for international expansion.

Aside from online sales, which have historically provided 80% of our new customers, we see opportunities to drive sales through industry outreach and partnerships. We are targeting increases in referrals from industry partners, who refer customers to us in exchange for a 15-30% commission on referred sales. We expect this industry outreach will be enabled by our strengthened executive team, and our intent is to continue to build and develop these partner channels.

We believe that a broader product offering will help us increase revenues with existing customers and to attract new customers. Specifically, other email service providers currently provide fully integrated tools for email composition, campaign management, and analytics, and may offer a wide variety of templates to users of their services. We have customers asking for enhanced functionality in these areas, and we are committing to provide significant improvements.

We intend to develop several of these related products and services, and may also choose to acquire related businesses in the industry. Criteria for acquisitions include (1) a strategic fit with regard to technology or channel acquisition, (2) revenue potential in both the newly acquired business and by making our existing services more attractive, and (3) well-understood acquisition risks. Presently, we have no agreements with any potential acquisition candidates.

We also believe that our growth will be enhanced by the projected growth of the email delivery market overall, which is projected by Forrester to grow approximately 30% between 2013 and 2016.

Our Risks and Challenges An investment in our securities involves a high degree of risk including risks related to our business, such as the following:
•	The majority of our services are sold pursuant to short-term subscription agreements, and if our customers elect not to renew these agreements, our revenues may decrease.
•	If we fail to enhance our existing services or develop new services, our services may become obsolete or less competitive and we could lose customers.
•	If we are unable to attract new customers and retain existing customers on a cost-effective basis, our business and results of operations will be adversely affected.
•	If we fail to develop our brands cost-effectively, our business may be adversely affected.
•

Our relationships with our channel partners may be terminated or may not continue to be beneficial in generating new email marketing customers, which could adversely affect our ability to increase our customer base.

•

If the delivery of our customers’ emails is limited or blocked, the fees we may be able to charge for our email marketing product may not be accepted by the market and customers may cancel their accounts.

•	Our inability to successfully acquire and integrate acquired businesses, assets, products or technologies could harm our operating results.
•	Our international operations subject us to additional risks and uncertainties.
•	We could be adversely affected by the devaluation of the U.S. Dollar against the Euro and could be adversely affected by the rate of inflation in the European Union.
•	We face significant threats from new entrants to our business, which could cause us to suffer a decline in revenues and profitability.
•	The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.
•	Our business is substantially dependent on continued demand for email marketing and any decrease in demand could cause us to suffer a decline in revenues and profitability.
•

We depend on search engines to attract a significant percentage of our customers, and if those search engines change their listings or our relationship with them deteriorates or terminates, we may be unable to attract new customers, which would adversely affect our business and results of operations.

We are subject to a number of additional risks which you should be aware of before you buy our securities. The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Recent Developments

On January 9, 2013, pursuant to an asset purchase agreement, we acquired certain tangible assets, including servers and devices, intangible assets related to PreviewMyEmail.com (“PME”), along with customer and co-location contracts. PME provides unique email design testing for customers to quickly see screen shots of how an email will look when received by 48 common desktop, web and mobile email applications. PME also provides inbox analytics for clients to track email opens, clicks, and geo-location. These additional metrics can help senders maximize performance of future email campaigns.

On May 22, 2013 we entered into an investment agreement whereby we had the right to issue and sell to an investor up to $2.5 million of our common stock over a period of 36 months from the first trading day following the effectiveness of a registration statement registering the resale of the investor’s shares. On December 5, 2013 we terminated the investment agreement and deregistered the unsold shares registered under the Form S-1 registration statement. During the effective time of the investment agreement, we issued 423,355 shares of our common stock in exchange for proceeds totaling $397,678.

In August 2013 we hired Jonathan M. Strimling as our new Chief Executive Officer and in September 2013 we hired a new VP of Marketing, Yvonne Gaudette and a new VP of Innovation, Paul Parisi.

On October 22, 2013, pursuant to written consent, the holders of a majority of our common stock voted in favor of an amendment to our 2010 Employee Stock Plan to increase the number of shares issuable thereunder to from 500,000 to 1,000,000.

On November 22, 2013, pursuant to written consent, the holders of a majority of our common stock voted in favor of an amendment to our certificate of incorporation to effect a reverse stock split of our issued and outstanding shares of common stock at a ratio of not less than one-for-three (1:3) nor more than one-for-seven (1:7) at any time prior to the date on which our 2014 annual meeting of stockholders is held, at the discretion of the board of directors. On December 11, 2013 our board of directors determined to effect a one-for-five (1:5) reverse stock split of our issued and outstanding shares of common stock effective on December 26, 2013 at 5:00 pm EST.

On January 13, 2014 we hired Lewis W. Moorehead as our new Chief Financial Officer and our board of directors appointed Jonathan M. Strimling, our Chief Executive Officer, and David A. Buckel, to the board of directors to fill two newly created directorships on the board of directors. These additions to our board of directors provide us with a board of directors comprised of three independent directors that constitute a majority of our board of directors.

Our Corporate Information

We were incorporated in Massachusetts on October 14, 1998 as EMUmail, Inc. and changed our name on April 1, 2010 to SMTP.com, Inc. On November 23, 2010, we incorporated a new entity under the name SMTP, Inc. in the State of Delaware and entered into a Merger Agreement with SMTP.com, Inc. The sole purpose of the merger was to change the jurisdiction of our company from Massachusetts to Delaware and to increase the number of authorized shares outstanding.

Our executive offices are located at 1 Tara Boulevard, Suite 200, Nashua, NH 03062. Our telephone number is 877-705-9362. Our website is located at www.SMTP.com. The information on our website is not part of this prospectus.

The Offering
Securities offered by us	shares of common stock (up to shares if the underwriter exercises their over-allotment option in full).

Common stock to be outstanding after this offering	shares.

Over-allotment option

We have granted to the underwriters an option to purchase up to an additional            shares of common stock exercisable solely to cover over-allotments, if any, at the applicable public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Use of proceeds

We intend to use the net proceeds received from this offering for working capital and general corporate purposes and possibly acquisitions of other companies, products or technologies. Presently, we have no agreements with any potential acquisition candidates. See “Use of Proceeds” on page 24.

OTCQB trading symbol	Our common stock is traded on the OTCQB under the symbol “SMTP”.

The NASDAQ Capital Market proposed listing symbols	“SMTP”

Risk Factors	See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Unless we indicate otherwise, all information in this prospectus:

•

give pro forma effect to the 1-for-5 reverse stock split of our outstanding shares of common stock, options and warrants that occurred on December 26, 2013 and the corresponding adjustment of all common stock price per share and stock option and warrant exercise price data, except for the financial statements and the notes thereto

•

is based on 3,127,603 shares of common stock issued and outstanding as of January 28, 2014

•

assumes no exercise by the underwriters of their option to purchase up to an additional            shares of common stock to cover over-allotments, if any

•

excludes 696,406 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $5.09 per share as of January 28, 2014

•

excludes 120,973 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.90 per share as of January 28, 2014

•

excludes            shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

Financial Summary

The following table sets forth our (i) summary statement of operations data for the years ended December 31, 2012 and 2011, derived from our audited financial statements and related notes included elsewhere in this prospectus, (ii) summary condensed statement of operations data for the nine months ended September 30, 2013 and 2012 derived from our unaudited condensed financial statements included elsewhere in this prospectus, and (iii) summary balance sheet data as of December 31, 2012 and 2011, derived from our audited financial statements and related notes included elsewhere in this prospectus, (iv) summary condensed balance sheet data as of September 30, 2013 derived from our unaudited condensed financial statements included elsewhere in this prospectus. The summary condensed financial data for the nine months ended September 30, 2013 and 2012 and as of September 30, 2013 are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Capitalization,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our condensed financial statements and related notes included elsewhere in this prospectus.

Summary Statements of Operations:

	Unaudited Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
Sales	$4,233,547	$3,961,943	$5,353,550	$4,279,243
Gross profit	$3,293,962	$3,021,002	$4,076,424	$3,456,453
Operating Expenses	$1,866,311	$1,748,503	$2,362,822	$1,880,324
Net income	$930,593	$758,910	$1,069,607	$905,632

Summary Balance Sheet:

		Unaudited September 30,	Year Ended December 31,
		2013	2012	2011
Current Assets		$1,616,302	$1,084,343	$2,215,360
Current Liabilities		$451,251	$531,674	$974,845
Working Capital		$1,165,051	$552,669	$1,240,515

RISK FACTORS

An investment in the securities offered involves a high degree of risk and represents a highly speculative investment. In addition to the other information contained in this prospectus, prospective investors should carefully consider the following risks before investing in our common stock. If any of the following risks actually occur, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward Looking Statements” in this prospectus.

Risks Related To Our Business

The majority of our services are sold pursuant to short-term subscription agreements, and if our customers elect not to renew these agreements, our revenues may decrease.

Typically, our services are sold pursuant to short-term subscription agreements, which are generally one month to one year in length, with no obligation to renew these agreements. Our renewal rates may decline due to a variety of factors, including the services and prices offered by our competitors, new technologies offered by others, consolidation in our customer base or if some of our customers cease their operations. If our renewal rates are low or decline for any reason, or if customers renew on less favorable terms, our revenues may decrease, which could adversely affect our stock price.

If we fail to enhance our existing services or develop new services, our services may become obsolete or less competitive and we could lose customers.

If we are unable to enhance our existing services or develop new services that keep pace with rapid technological developments and meet our customers’ needs, our business will be harmed. Creating and designing such enhancements and new products entail significant technical and business risks and require substantial expenditures and lead-time, and there is no guarantee that such enhancements and new products will be completed in a timely fashion. Nor is there any guarantee that any new service offerings will gain acceptance among our email marketing customers or by the broader market. For example, our existing email marketing customers may not view any new service as complementary to our email service offerings and therefore decide not to purchase such service. If we cannot enhance our existing services or develop new products or if we are not successful in selling such enhancements and new products to our customers, we could lose customers or have difficulty attracting new customers, which would adversely impact our financial performance.

If we are unable to attract new customers and retain existing customers on a cost-effective basis, our business and results of operations will be adversely affected.

To succeed, we must continue to attract and retain a large number of customers on a cost-effective basis, many of whom have not previously used an email service like ours. We rely on a variety of methods to attract new customers, such as paying providers of online services, search engines, directories and other websites to provide content, advertising banners and other links that direct customers to our website, direct sales and partner sales. If we are unable to use any of our current marketing initiatives or the cost of such initiatives were to significantly increase or such initiatives or our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers or retain existing customers on a cost-effective basis and, as a result, our revenue and results of operations would be adversely affected.

If we fail to develop our brands cost-effectively, our business may be adversely affected.

Successful promotion of our brands will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in building our brands. If we fail to successfully promote and maintain our brands, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brands, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business and results of operations could suffer.

Our relationships with our channel partners may be terminated or may not continue to be beneficial in generating new email marketing customers, which could adversely affect our ability to increase our customer base.

We maintain a network of active channel partners, as well as business service providers such as web developers and marketing agencies, on whom we depend to refer customers to us through links on their websites and outbound promotion to their customers. If we are unable to maintain our contractual relationships with existing channel partners or establish new contractual relationships with potential channel partners, we may experience delays and increased costs in adding customers, which could have a material adverse effect on us. The number of customers we are able to add through these marketing relationships is dependent on the marketing efforts of our partners over which we exercise very little control, and a significant decrease in the number of gross customer additions generated through these relationships could adversely affect the size of our customer base and revenue.

If the delivery of our customers’ emails is limited or blocked, the fees we may be able to charge for our email marketing product may not be accepted by the market and customers may cancel their accounts.

Internet Service Providers (ISP) can block emails from reaching their users. Recent releases of ISP software and the implementation of stringent new policies by ISPs make it more difficult to deliver our customers’ emails. We continually improve our own technology and work closely with ISPs to maintain our deliverability rates. If ISPs materially limit or halt the delivery of our customers’ emails, or if we fail to deliver our customers’ emails in a manner compatible with ISPs’ email handling or authentication technologies, then the fees we charge for our email marketing product may not be accepted by the market, and customers may cancel their accounts.

Our inability to successfully acquire and integrate other businesses, assets, products or technologies could harm our operating results.

We are actively evaluating acquisitions and strategic investments in businesses, products or technologies that we believe could complement or expand our existing solutions, expand our client base and operations worldwide, enhance our technical capabilities or otherwise offer growth or cost-saving opportunities. From time to time, we may enter into letters of intent with companies with which we are negotiating potential acquisitions or investments or as to which we are conducting due diligence. Although we are currently not a party to any binding definitive agreement with respect to potential investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could materially decrease the amount of our available cash or require us to seek additional equity or debt financing. We have limited experience in successfully acquiring and integrating businesses, products and technologies. We may not be successful in negotiating the terms of any potential acquisition, conducting thorough due diligence, financing the acquisition or effectively integrating the acquired business, product or technology into our existing business and operations. Our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices, or employee or customer issues.

Additionally, in connection with any acquisitions we complete, we may not achieve the synergies or other benefits we expected to achieve, and we may incur write-downs, impairment charges or unforeseen liabilities that could negatively affect our operating results or financial position or could otherwise harm our business. If we finance acquisitions using existing cash, the reduction of our available cash could cause us to face liquidity issues or cause other unanticipated problems in the future. If we finance acquisitions by issuing convertible debt or equity securities, the ownership interest of our existing stockholders may be diluted, which could adversely affect the market price of our stock. Further, contemplating or completing an acquisition and integrating an acquired business, product or technology could divert management and employee time and resources from other matters.

Our international operations subject us to additional risks and uncertainties.

Our international operations present unique challenges and risks to our Company. Compliance with complex foreign and U.S. laws and regulations that apply to our international operations increases our cost of doing business in international jurisdictions and could interfere with our ability to offer our products and services to one or more countries or expose us or our employees to fines and penalties. These laws and regulations include, but are not limited to, tax laws, data privacy and filtering requirements, U.S. laws such as the Foreign Corrupt Practices Act, and local laws prohibiting corrupt payments to governmental officials. Violations of these laws and regulations could result in monetary damages, criminal sanctions against us, our officers, or our employees, and prohibitions on the conduct of our business. Our international operations also subject us to additional foreign currency exchange rate risks and will require additional management attention and resources. Our international operations subject us to other inherent risks, including, but not limited to:

•	the impact of recessions in economies outside of the United States
•	changes in and differences between regulatory requirements between countries
•	U.S. and foreign export restrictions, including export controls relating to encryption technologies
•	reduced protection for and enforcement of intellectual property rights in some countries
•	potentially adverse tax consequences
•	difficulties and costs of staffing and managing foreign operations
•	political and economic instability
•	tariffs and other trade barriers
•	seasonal reductions in business activity

Our failure to address these risks adequately could materially and adversely affect our business, revenue, results of operations, cash flows and financial condition.

We could be adversely affected by the devaluation of the U.S. Dollar against the Euro and could be adversely affected by the rate of inflation in the European Union.

All of our revenues are currently generated in U.S. Dollars, and inflation in the European Union and/or the devaluation of the U.S. dollar in relation to the Euro may have the effect of increasing the cost in U.S. dollars of financing expenses. As a result, our U.S. dollar-measured results of operations may be adversely affected. Because exchange rates between the Euro and the U.S. dollar fluctuate continuously, exchange rate fluctuations will have an impact on our profitability and period-to-period comparisons of our results of operations once we begin generating more significant revenues outside the U.S.

We face significant threats from new entrants to our business, which could cause us to suffer a decline in revenues and profitability.

Barriers to entry in Internet service markets are low. Privately-backed and public companies could choose to enter our space and compete directly with us, or indirectly by offering substitute solutions. The result could be decreased demand or pricing for our services, longer sales cycles, or a requirement to make significant incremental investments in research and development to match these entrants’ new technologies. If any of these happens, it could cause us to suffer a decline in revenues and profitability.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The market for our services is competitive and rapidly changing, and the barriers to entry are relatively low. With the introduction of new technologies and the influx of new entrants to the market, we expect competition to persist and intensify in the future, which could harm our ability to increase sales, limit customer attrition and maintain our prices.

Our principal competitors include providers of email management services for small to medium size businesses such as AuthSmtp.com, SMTP2Go.com, SendGrid.com, JangoMail.com/JangoSMTP.com, SocketLabs.com, StrongMail.com, ExactTarget.com, CheetahMail.com, ConstantContact.com, iContact.com, MailChimp.com/Mandrill.com and Bronto.com, larger companies such as Amazon.com, as well as the in-house information technology capabilities of prospective customers. Competition could result in reduced sales, reduced margins or the failure of our email marketing product to achieve or maintain more widespread market acceptance, any of which could harm our business. While we do not compete currently with vendors serving larger customers, we may face future competition from these providers if they determine that our target market presents an opportunity for them. We may also experience competition from Internet Service Providers, or ISPs, advertising and direct marketing agencies and other large established businesses, such as Microsoft Corporation, Google Inc. or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels. If these companies decide to develop, market or resell competitive email marketing products, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed. In addition, one or more of these ISPs or other businesses could decide to offer a competitive email marketing product at no cost or low cost in order to generate revenue as part of a larger product offering.

Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products. Our current and potential competitors may have more extensive customer bases and broader customer relationships than we have. In addition, these companies may have longer operating histories and greater name recognition than we have and may be able to bundle an email marketing product with other products that have gained widespread market acceptance. These competitors may be better able to respond quickly to new technologies and to undertake more extensive marketing campaigns. If we are unable to compete with such companies, the demand for our products could substantially decline.

Our business is substantially dependent on continued demand for email marketing and any decrease in demand could cause us to suffer a decline in revenues and profitability.

We derive, and expect to continue to derive, substantially all of our revenue from organizations, including small and medium size businesses, associations and non-profits. As a result, widespread acceptance of communicating by email among small and medium size organizations is critical to our future growth and success. The overall market for email and related services is relatively new and still evolving, and small organizations have generally been slower than larger organizations to adopt email marketing as part of their marketing mix. There is no certainty regarding how or whether this market will develop, or whether it will experience any significant contractions. Our ability to attract and retain customers will depend in part on our ability to make email communications convenient, effective and affordable. If small and medium size organizations determine that email marketing and communication does not sufficiently benefit them, existing customers may cancel their accounts and potential customers may decide not to utilize our email services. In addition, many small and medium size organizations currently lack the technical expertise to effectively send large quantities of email. As technology advances, however, small and medium size organizations may establish the capability to manage their own email transmissions and therefore have no need for our email services. If the market for email services fails to grow or grows more slowly than we currently anticipate, demand for our services may decline and our revenue would suffer.

We depend on search engines to attract a significant percentage of our customers, and if those search engines change their listings or our relationship with them deteriorates or terminates, we may be unable to attract new customers, which would adversely affect our business and results of operations.

Many of our customers located our website by clicking through on search results displayed by search engines such as Google and Yahoo!. Search engines typically provide two types of search results, algorithmic and purchased listings. Algorithmic listings cannot be purchased, and instead are determined and displayed solely by a set of formulas designed by the search engine. Purchased listings can be purchased by advertisers in order to attract users to their websites. We rely on both algorithmic and purchased listings to attract a significant percentage of the customers we serve to our website. Search engines revise their algorithms from time to time in an attempt to optimize their search result listings. If search engines on which we rely for algorithmic listings modify their algorithms, this could result in fewer customers clicking through to our website, requiring us to resort to other costly resources to replace this traffic, which, in turn, could reduce our revenue and negatively impact our operating results, harming our business. If one or more search engines on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, or our revenue could decline and our business may suffer. The cost of purchased search listing advertising fluctuates and may increase as demand for these channels grows, and any such increases could have negative effects on our financial results.

Risks Related To Our Management

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued efforts and abilities of our executive officers, including our Chief Executive Officer, our Chairman and other key personnel, each of whom would be difficult to replace. In particular, Jonathan M. Strimling, our Chief Executive Officer, and Semyon Dukach, our Chairman, are critical to the development of our strategic direction. The loss of the services of Messrs. Strimling and Dukach, or other key personnel, and the process to replace any of our key personnel, would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives. We currently do not have a written employment agreement with Mr. Dukach, and we currently do not maintain key person life insurance on either Mr. Strimling or Mr. Dukach. Accordingly, the loss of the services of any of these persons would adversely affect our business.

Our anticipated growth in our operations could place a significant strain on our management team and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our management team to effectively manage our growth in our operations. To do so, we believe we will need to continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The expected addition of new employees and the capital investments that we anticipate will be necessary to manage our anticipated growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our anticipated growth, our business operations could be adversely affected.

Our officers and directors own a controlling interest in our voting stock and investors will not have any voice in our management, which could result in decisions adverse to our general stockholders.

Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote approximately 85.37% of our outstanding common shares on a fully diluted basis. As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval including:

•	election of our board of directors
•	removal of any of our directors
•	amendment of our Articles of Incorporation or By-laws
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us

As a result of their ownership and positions, our officers and directors collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of our officers may differ from the interests of the other stockholders, and they may influence decisions with which the other stockholders may not agree. Such decisions may be detrimental to our business plan and/or operations and they may cause our business to fail in which case you may lose your entire investment.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or to prevent fraud.

The United States Securities and Exchange Commission, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company's internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls, on an ongoing basis, over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for our Company to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our shares of common stock.

A material weakness in internal controls may remain undetected for a longer period because of our Company's exemption from the auditor attestation requirements under Section 404(b) of Sarbanes-Oxley.

Our annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s attestation in its annual report. As a result, a material weakness in our internal controls may remain undetected for a longer period.

Risks Related To Our Systems

Various private spam blacklists have in the past interfered with, and may in the future interfere with, the effectiveness of our products and our ability to conduct business.

We depend on email to market to and communicate with our customers, and our customers rely on email to communicate with their constituents. Various private entities attempt to regulate the use of email for commercial solicitation. These entities often advocate standards of conduct or practice that significantly exceed current legal requirements and classify certain email solicitations that comply with current legal requirements as spam. Some of these entities maintain “blacklists” of companies and individuals, and the websites, ISPs and Internet protocol addresses associated with those entities or individuals that do not adhere to those standards of conduct or practices for commercial email solicitations that the blacklisting entity believes are appropriate. If a company’s Internet protocol addresses are listed by a blacklisting entity, emails sent from those addresses may be blocked if they are sent to any Internet domain or Internet address that subscribes to the blacklisting entity’s service or purchases its blacklist.

Some of our Internet protocol addresses currently are listed with one or more blacklisting entities and, in the future, our other Internet protocol addresses may also be listed with these and other blacklisting entities. There can be no guarantee that we will not continue to be blacklisted or that we will be able to successfully remove ourselves from those lists. Blacklisting of this type could interfere with our ability to market our products and services and communicate with our customers and could undermine the effectiveness of our customers’ email marketing campaigns, all of which could have a material negative impact on our business and results of operations.

Our customers’ use of our products to transmit negative messages or website links to harmful applications could damage our reputation, and we may face liability for unauthorized, inaccurate or fraudulent information distributed via our services.

Our customers could use our email servers to transmit negative messages or website links to harmful applications, reproduce and distribute copyrighted material without permission, or report inaccurate or fraudulent data or information. Any such use of our products could damage our reputation and we could face claims for damages, copyright or trademark infringement, defamation, negligence or fraud. Moreover, our customers’ promotion of their products and services through our email marketing product may not comply with federal, state and foreign laws. We cannot predict whether our role in facilitating these activities would expose us to liability under these laws.

Even if claims asserted against us do not result in liability, we may incur substantial costs in investigating and defending such claims. If we are found liable for our customers’ activities, we could be required to pay fines or penalties, redesign business methods or otherwise expend resources to remedy any damages caused by such actions and to avoid future liability.

We do not currently have any general liability insurance to protect us in case of customer or other claims.

We do not have any general liability insurance to cover any potential claims to which we are exposed. Any imposition of liability would increase our operating losses and reduce our net worth and working capital.

Our facilities and systems are vulnerable to natural disasters and other unexpected events and any of these events could result in an interruption of our ability to execute clients’ email campaigns.

We depend on the efficient and uninterrupted operations of our third-party data centers and hardware systems. The data centers and hardware systems are vulnerable to damage from earthquakes, tornados, hurricanes, fire, floods, power loss, telecommunications failures and similar events. If any of these events results in damage to our third-party data centers or systems, we may be unable to execute clients’ hosted online direct marketing campaigns until the damage is repaired, and may accordingly lose clients and revenues. In addition, subject to applicable insurance coverage, we may incur substantial costs in repairing any damage.

System failures could reduce the attractiveness of our service offerings, which could cause us to suffer a decline in revenues and profitability.

We provide email delivery services to our clients and end-users through our proprietary technology and client management systems. The satisfactory performance, reliability and availability of the technology and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions, affecting all or a portion of our systems, which we believe will continue to occur from time to time. We are not aware of any loss of customers due to material service interruptions. However any systems damage or interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenue to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation. Some factors that could lead to interruptions in customer service include: operator negligence; improper operation by, or supervision of, employees; physical and electronic break-ins; misappropriation; computer viruses and similar events; power loss; computer systems failures; and Internet and telecommunications failures. We do not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

A rapid expansion of our network and systems could cause our network or systems to fail or cause our network to lose data.

In the future, we may need to expand our network and systems at a more rapid pace than we have in the past. We may suddenly require additional bandwidth for which we have not adequately planned. We may secure an extremely large customer, group of customers, or experience demands for growth by an existing customer or set of customers that would require significant system resources. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate such capacity constraints. In addition, we may lose valuable data or our network may temporarily shut down if we fail to expand our network to meet future requirements. Any disruption in our network processing or loss of data may damage our reputation and result in the loss of customers.

Any significant disruption in service on our website or in our computer systems, or in our customer support services, could reduce the attractiveness of our products and result in a loss of customers.

The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new customers and retain existing customers. Our production system hardware and the disaster recovery operations for our production system hardware are co-located in third-party hosting facilities. None of the companies who host our systems guarantee that our customers’ access to our products will be uninterrupted, error-free or secure. Our operations depend on their ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. In the event that our arrangements with third-party data centers are terminated, or there is a lapse of service or damage to their facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in access to our services, whether as a result of a third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with customers and our reputation. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors could damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause customers to cancel their accounts, any of which could adversely affect our business, financial condition and results of operations.

We do not have a disaster recovery system, which could lead to service interruptions and result in a loss of customers.

We do not have any disaster recovery systems. In the event of a disaster in which our software or hardware are irreparably damaged or destroyed, we would experience interruptions in access to our services. Any or all of these events could cause our customers to lose access to our products.

We rely on third-party computer hardware and software that may be difficult to replace or that could cause errors or failures of our service, which could cause us to suffer a decline in revenues and profitability.

We rely on computer hardware purchased and software licensed from third parties in order to offer our products, including hardware from such large vendors as International Business Machines Corporation, Dell Computer Corporation, Sun Microsystems, Inc. and EMC Corporation. This hardware and software may not continue to be available on commercially reasonable terms, or at all. If we lose the right to use any of this hardware or software or such hardware or software malfunctions, our customers could experience delays or be unable to access our services until we can obtain and integrate equivalent technology or repair the cause of the malfunctioning hardware or software. Any delays or failures associated with our services could upset our customers and harm our business.

If we are unable to protect the confidentiality of our unpatented proprietary information, processes and know-how and our trade secrets, the value of our technology and services could be adversely affected.

We rely upon unpatented proprietary technology, processes and know-how and trade secrets. Although we try to protect this information in part by executing confidentiality agreements with our employees, consultants and third parties, such agreements may offer only limited protection and may be breached. Any unauthorized disclosure or dissemination of our proprietary technology, processes and know-how or our trade secrets, whether by breach of a confidentiality agreement or otherwise, may cause irreparable harm to our business, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise be independently developed by our competitors or other third parties. If we are unable to protect the confidentiality of our proprietary information, processes and know-how or our trade secrets are disclosed, the value of our technology and services could be adversely affected, which could negatively impact our business, financial condition and results of operations.

Our use of open source software could impose limitations on our ability to commercialize our products, which could cause us to suffer a decline in revenues and profitability.

Customizations to open source software code generally require developers to make their work available at no cost. Since we have created our software by developing extensions which plug into open source software without modifying the open source code, we do not believe there is a risk we could be required to offer our products or make our source code available. Although we monitor our use of open source software closely, the terms of many open source licenses to which we are subject have not been interpreted by United States or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, to re-engineer our products or to discontinue sales of our products, or to release our software code under the terms of an open source license, any of which could materially adversely affect our business.

Given the nature of open source software, there is also a risk that third parties may assert copyright and other intellectual property infringement claims against us based on our use of certain open source software programs. The risks associated with intellectual property infringement claims are discussed immediately below.

Because we have not filed for patent protection of our technologies, we face the risk of our technologies not being adequately protected.

We have not applied for patent protection of our licensed technologies or processes with the US Patent and Trademark Office; if we fail to do so, we may be unable to adequately protect our intellectual property, especially if the designs and materials used in our products are replicated by our competitors. Further, even if we file for patent protection, there is no assurance that it will be approved by the US Patent and Trademark Office.

If a third party asserts that we are infringing its intellectual property, whether successful or not, it could subject us to costly and time-consuming litigation or require us to obtain expensive licenses, and our business may be adversely affected.

The software and Internet industries are characterized by the existence of a large number of patents, trademarks and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. Third parties may assert patent and other intellectual property infringement claims against us in the form of lawsuits, letters or other forms of communication. These claims, whether or not successful, could:

•	divert management’s attention
•	result in costly and time-consuming litigation
•	require us to enter into royalty or licensing agreements, which may not be available on acceptable terms, or at all
•	in the case of open source software-related claims, require us to release our software code under the terms of an open source license, or
•	require us to redesign our software and services to avoid infringement

As a result, any third-party intellectual property claims against us could increase our expenses and adversely affect our business. In addition, many of our agreements with our channel partners require us to indemnify them for third-party intellectual property infringement claims, which would increase the cost to us resulting from an adverse ruling on any such claim. Even if we have not infringed any third parties’ intellectual property rights, we cannot be sure our legal defenses will be successful, and even if we are successful in defending against such claims, our legal defense could require significant financial resources and management time. Finally, if a third party successfully asserts a claim that our products infringe its proprietary rights, royalty or licensing agreements might not be available on terms we find acceptable or at all and we may be required to pay significant monetary damages to such third party.

If the security of our customers’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, our reputation may be severely harmed, we may be exposed to liability and we may lose the ability to offer our customers a credit card payment option.

Our system stores our customers’ proprietary email distribution lists, credit card information and other critical data. Any accidental or willful security breaches or other unauthorized access could expose us to liability for the loss of such information, adverse regulatory action by federal and state governments, time-consuming and expensive litigation and other possible liabilities as well as negative publicity, which could severely damage our reputation. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our customers’ data, our relationships with our customers will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states, including Massachusetts, have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, which may cause our customers to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose customers and fail to acquire new customers.

If we fail to maintain our compliance with the data protection policy documentation standards adopted by the major credit card issuers, we could lose our ability to offer our customers a credit card payment option. Any loss of our ability to offer our customers a credit card payment option would make our products less attractive to many small organizations by negatively impacting our customer experience and significantly increasing our administrative costs related to customer payment processing.

We do not have any general liability insurance to cover any potential claims to which we are exposed. Any imposition of liability would increase our operating losses and reduce our net worth and working capital.

Risks Related To Our Industry

The growth of the email marketing market depends on the continued growth and effectiveness of anti-spam products, which may be insufficient to enable us to offer our services at a profit.

Adoption of email as a communications medium depends on the ability to prevent junk mail, or “spam,” from overwhelming a subscriber’s electronic mailbox. In recent years, many companies have evolved to address this issue and filter unwanted messages before they reach customers’ mailboxes. In response, spammers have become more sophisticated and have also begun using junk messages as a means for fraud. Email protection companies in turn have evolved to address this new threat. However, if their products fail to be effective against spam, adoption of email as a communications tool will decline, which would adversely affect the market for our services.

Current economic conditions may negatively affect the business sector, which may cause our customers to terminate existing accounts with us or cause potential customers to fail to purchase our products, resulting in a decrease in our revenue and impairing our ability to operate profitably.

Our email services are designed specifically for small and medium size organizations, including small and medium size businesses, associations and non-profits that frequently have limited budgets and may be more likely to be significantly affected by economic downturns than their larger, more established counterparts. Small organizations may choose to spend the limited funds that they have on items other than our products and may experience higher failure rates. Moreover, if small organizations experience economic hardship, they may be unwilling or unable to expend resources on marketing, including email marketing, which would negatively affect the overall demand for our products, increase customer attrition and could cause our revenue to decline. In addition, we have limited experience operating our business during an economic downturn. Accordingly, we do not know if our current business model will continue to operate effectively during the current economic downturn. Furthermore, we are unable to predict the likely duration and severity of the current adverse economic conditions in the U.S. and other countries, but the longer the duration the greater risks we face in operating our business. There can be no assurance, therefore, that current economic conditions or worsening economic conditions, or a prolonged or recurring recession, will not have a significant adverse impact on our operating and financial results.

U.S. federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 imposes certain obligations on the senders of commercial emails, which could minimize the effectiveness of our email marketing product, and establishes financial penalties for non-compliance, which could increase the costs of our business.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN-SPAM Act, among other things, obligates the sender of commercial emails to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult or other harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act. The ability of our customers’ constituents to opt out of receiving commercial emails may minimize the effectiveness of our email marketing product. Moreover, non-compliance with the CAN-SPAM Act carries significant financial penalties. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our customers or if we were deemed to be directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our business. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain customers or increase our operating costs.

Evolving regulations concerning data privacy may restrict our customers’ ability to solicit, collect, process and use data necessary to conduct email campaigns or to analyze the results or may increase their costs, which could harm our business.

Federal, state and foreign governments have enacted, and may in the future enact, laws and regulations concerning the solicitation, collection, processing or use of consumers’ personal information. Such laws and regulations may require companies to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use personal information for certain purposes. Other proposed legislation could, if enacted, prohibit the use of certain technologies that track individuals’ activities on web pages or that record when individuals click through to an Internet address contained in an email message. Such laws and regulations could restrict our customers’ ability to collect and use email addresses, page viewing data, and personal information, which may reduce demand for our products. They may also negatively impact our ability to effectively market our products.

As Internet commerce develops, federal, state and foreign governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign governments becomes more likely. Our business could be negatively impacted by the application of existing laws and regulations or the enactment of new laws applicable to email communications. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our customers in the form of increased subscription fees. In addition, federal, state and foreign governmental or regulatory agencies may decide to impose taxes on services provided over the Internet or via email. Such taxes could discourage the use of the Internet and email as a means of commercial marketing and communications, which would adversely affect the viability of our services.

Risks Related To This Offering And Ownership Of Our Securities

The sale or availability for sale of substantial amounts of our common stock could adversely affect the market price of our common stock.

Our common stock is traded on the OTCQB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

Sales of substantial amounts of shares of our common stock after the completion of the offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through common stock offerings. As of January 28, 2014, we had 3,127,603 shares of common stock issued and outstanding, of which 2,744,535 shares were designated by our transfer agent as restricted securities pursuant to Rule 144 promulgated by the SEC. The sale of these shares into the open market may adversely affect the market price of our common stock.

In connection with this offering, we, our directors and officers, and each other 5% or greater holder of outstanding shares of our common stock on a fully-diluted basis, have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into, any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock for 90 days after the date of this prospectus without the written consent of the representative of the underwriters, subject to potential extension. As of the date of this prospectus, approximately            shares of our common stock will be subject to the contractual lock-up with the underwriter. However, the representative of the underwriters may release these securities from these restrictions at any time without notice. See “Underwriting” for a more detailed description of the restrictions on selling our securities after this offering.

The offering price for shares of our common stock is substantially higher than the net tangible book value per share, so purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

If you purchase common stock in this offering, you will pay more for your common stock than the amount paid by existing stockholders for their common stock.  As a result, you will experience immediate and substantial dilution of approximately $           per share of common stock, assuming no exercise of outstanding options and warrants to acquire common stock, representing the difference between our net tangible book value per share of common stock of $           at September 30, 2013, after giving effect to this offering at the offering price per share of common stock of $          . In addition, you may experience further dilution to the extent that our common stock is issued upon the exercise of our outstanding options and warrants.  Approximately            of the shares of common stock issuable upon the exercise of currently outstanding options and warrants will be issued at a purchase price that is less than the offering price per share in this offering.  See “Dilution” on page 26 for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

We will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering to fund our research and development activities and for working capital, other general corporate purposes and possibly acquisitions of other companies, services or technologies. Presently, we have no agreements with any potential acquisition candidates. See “Use of Proceeds” on page 24 of this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

We may need additional capital in the future, which may not be available to us on favorable terms, or at all, and may dilute your ownership of our common stock.

We have historically relied on outside financing and cash from operations to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to:

•	fund our operations
•	respond to competitive pressures
•	take advantage of strategic opportunities, including more rapid expansion of our business or the acquisition of complementary products, technologies or businesses
•	develop new products or enhancements to existing products

We may not be able to secure timely additional financing on favorable terms, or at all. The terms of any additional financing may place limits on our financial and operating flexibility. If we raise additional funds through issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our Company, and any new securities we issue could have rights, preferences and privileges senior to those of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

We may expand through acquisitions of, or investments in, other companies or through business relationships, all of which may result in additional dilution to our stockholders and consumption of resources that are necessary to sustain our business.

One of our business strategies is to acquire competing or complementary services, technologies or businesses. We also may enter into relationships with other businesses in order to expand our service offerings, which could involve preferred or exclusive licenses, additional channels of distribution or discount pricing or investments in other companies.

In connection with one or more of those transactions, we may:

•	issue additional equity securities that would dilute our stockholders
•	use cash that we may need in the future to operate our business
•	incur debt on terms unfavorable to us or that we are unable to repay
•	incur large charges or substantial liabilities
•	encounter difficulties retaining key employees of the acquired company or integrating diverse business cultures
•	become subject to adverse tax consequences, substantial depreciation or deferred compensation charges
•	encounter unfavorable reactions from investment banking market analysts who disapprove of our completed acquisitions

Presently, we have no agreements with any potential acquisition candidates.

Our amended certificate of incorporation and bylaws, and certain provisions of Delaware corporate law, as well as certain of our contracts, contain provisions that could delay or prevent a change in control even if the change in control would be beneficial to our stockholders.

Delaware law, as well as our amended certificate of incorporation and bylaws, contains anti-takeover provisions that could delay or prevent a change in control of our Company, even if the change in control would be beneficial to our stockholders.  These provisions could lower the price that future investors might be willing to pay for shares of our common stock.  These anti-takeover provisions:

•	authorize our board of directors to create and issue, without stockholder approval, preferred stock, thereby increasing the number of outstanding shares, which can deter or prevent a takeover attempt
•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates
•	empower our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise
•	provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws
•	provide that our directors will be elected by a plurality of the votes cast in the election of directors

Section 203 of the Delaware General Corporation Law, the terms of our employee stock option agreements and other contractual provisions may also discourage, delay or prevent a change in control of our Company.   Section 203 generally prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date the stockholder became an interested stockholder.  Our employee stock option agreements include change-in-control provisions that allow us to grant options or stock purchase rights that may become vested immediately upon a change in control. The terms of change of control provisions contained in certain of our senior executive employee agreements may also discourage a change in control of our Company. Our board of directors also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our Company even if the change in control is generally beneficial to our stockholders. These plans, sometimes called “poison pills,” are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors. If our board of directors adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our founder, executive officers, and members of our board of directors, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our quarterly results may fluctuate and if we fail to meet the expectations of analysts or investors, our stock price could decline substantially.

Our quarterly operating results may fluctuate, and if we fail to meet or exceed the expectations of securities analysts or investors, the trading price of our common stock could decline. Some of the important factors that could cause our revenue and operating results to fluctuate from quarter to quarter include:

•	our ability to retain existing customers, attract new customers and satisfy our customers’ requirements
•	general economic conditions
•	changes in our pricing policies
•	our ability to expand our business
•	the effectiveness of our personnel
•	new product and service introductions
•	technical difficulties or interruptions in our services
•	the timing of additional investments in our hardware and software systems
•	regulatory compliance costs
•	costs associated with future acquisitions of technologies and businesses
•	extraordinary expenses such as litigation or other dispute-related settlement payments

Some of these factors are not within our control, and the occurrence of one or more of them may cause our operating results to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful and should not be relied upon as an indication of future performance. In addition, trading in stock traded over the counter on the pink sheets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to our business or operating performance. Moreover, trading is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the NYSE Amex. Accordingly, stockholders may have difficulty reselling any of their shares of common stock.

If our common stock is subject to the Securities and Exchange Commission’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Subject to certain exceptions, such as if our common stock has a market price per share of $5.00 or more (as calculated pursuant to SEC rules), transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock is subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must: make a special written suitability determination for the purchaser; receive the purchaser’s written agreement to the transaction prior to sale; provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed. As a result, if our common stock is subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

You should be aware that, according to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These could affect low-priced stocks, such as ours, even if they do not qualify as “penny stocks” under the SEC rules. Such patterns include:

•	control of the market for the security by one or a few broker-dealers
•	“boiler room” practices involving high-pressure sales tactics
•	manipulation of prices through prearranged matching of purchases and sales
•	The release of misleading information
•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers
•	dumping of securities by broker-dealers after prices have been manipulated to a desired level which hurts the price of the stock and causes investors to suffer losses

Our shares of common stock are not yet listed for trading on The NASDAQ Capital Market or any other national securities exchange.

Although we have applied to have our common stock listed for trading on The NASDAQ Capital Market and we currently expect such listing to be approved, there is no assurance that such listing will be approved or how long such approval could take. Currently, our common stock is quoted on the OTCQB Marketplace, or OTCQB, and is not listed for trading on any national securities exchange. Investments in securities trading on the OTCQB are generally less liquid than investments in securities trading on a national securities exchange. The pool of potential investors who may buy and sell on the OTCQB is limited. Many institutional investors have policies which preclude them from doing so. You may not be able to sell your securities at the time desired or at the price desired. The failure of our securities to be approved for trading on a national securities exchange may have the effect of limiting the trading activity of our securities and reducing the liquidity of an investment in our common stock. The effects of not being able to list our securities on a national exchange include:

•	limited dissemination of the market price of our securities
•	limited news coverage
•	limited interest by investors in our securities
•	volatility of our stock and warrant prices due to low trading volume
•	increased difficulty in selling our securities in certain states due to “blue sky” restrictions
•	limited ability to issue additional securities or to secure additional financing

An active trading market for our common stock may not develop and the market price for our common stock may decline below the offering price of our common stock in this offering.

Our common stock is quoted on the OTCQB Marketplace, or OTCQB, under the symbol “SMTP”. The OTCQB is an electronic quotation system that displays real-time quotes, last-sale prices, and volume information for many OTC securities that are not listed on a national securities exchange. Trading volume for our common stock has been limited and OTCQB quotations for our common stock price may not represent the true market value of our common stock. We have applied to list our common stock on The NASDAQ Capital Market under the symbol “SMTP”, however, we cannot assure you that we will obtain a listing on The NASDAQ Capital Market. The historical trading prices of our common stock on the OTCQB may not be indicative of the price levels at which our common stock will trade following this offering or, if approved, upon listing of our common stock on The NASDAQ Capital Market, and we cannot predict the extent to which the consummation of this offering, the commencement of the trading of our common stock on The NASDAQ Capital Market, if approved, or investor interest in us generally will lead to the development of an active public trading market for our common stock or how liquid that public market may become. The offering price for our common stock in this offering will be determined by negotiation between the representative of the underwriters and us based upon several factors, and may not be indicative of prices that will prevail in the open market after this offering. Consequently, you may be unable to sell your shares of our common stock at prices equal to or greater than the prices you paid for them, if at all.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and its trading volume to decline.

Risks Related To Our Reverse Stock Split

We completed a 1-for-5 reverse stock split of our outstanding common stock on December 26, 2013. However, the reverse stock split may not increase our stock price sufficiently and we may not be able to list our common stock on The NASDAQ Capital Market.

We expect that the 1-for-5 reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the Listing Rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, we cannot assure you that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company's common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market's minimum bid price requirement. In addition to specific listing and maintenance standards, The NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, we cannot assure you that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this Prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future products
•	projections of costs, revenue, earnings, capital structure and other financial items
•	statements of our plans and objectives
•	statements regarding the capabilities of our business operations
•	statements of expected future economic performance
•	statements regarding competition in our market
•	assumptions underlying statements regarding us or our business

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from the forward-looking statements. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

You should also assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the            shares of common stock we are offering will be approximately $           million. If the representative of the underwriters fully exercises the over-allotment option, we estimate the net proceeds of the shares and warrants we sell will be approximately $           million. “Net proceeds” is what we expect to receive after paying the underwriters fees and commissions, but excluding our estimated offering expenses in the amount of $           million, which we expect to pay from our cash flow from operations.  For purposes of estimating net proceeds, we are assuming that the public offering prices will be $           per share of common stock.

A $1.00 increase (decrease) in the public offering price of $           per share would increase (decrease) the net proceeds to us from this offering by approximately $          , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for working capital, other general corporate purposes, and possibly acquisitions of other companies, services or technologies. Presently, we have no agreements with any potential acquisition candidates. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from this offering. Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Additionally, we are conducting this offering to assist us in meeting the initial requirements for the listing of our common stock on The NASDAQ Capital market.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the OTCQB under the symbol “SMTP”. The following table set forth below lists the range of high and low bids for our common stock for our two most recent fiscal years. The prices in the table reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions or a liquid trading market. These prices also give pro forma effect to the 1-for-5 reverse stock split of our outstanding shares of common stock that occurred on December 26, 2013.

		High	Low

2012	1st Quarter	$8.55	$5.50
	2nd Quarter	$7.25	$2.60
	3rd Quarter	$5.05	$3.05
	4th Quarter	$7.00	$3.17
			.
2013	1st Quarter	$7.25	$5.05
	2nd Quarter	$5.50	$4.25
	3rd Quarter	$5.95	$4.35
	4th Quarter	$9.25	$1.43

Holders

As of January 28, 2014 we have a total of 3,127,603 shares of common stock outstanding (giving effect to the 1-for-5 reverse stock split), held of record by approximately 650 stockholders. We do not have any shares of preferred stock outstanding.

Penny Stock Regulations and Restrictions on Marketability

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

DIVIDEND POLICY

Our Company began paying cash dividends on its common stock during the year ended December 31, 2012. Our dividend history is as follows:

•

During fiscal year 2012, our Company distributed dividends of $2,589,011 in cash to its stockholders. This includes cash dividends of $191,194 paid in May 2012, $220,550 in August 2012 and $265,324 paid in December 2012 along with a special cash dividend of $1,911,943 paid to our stockholders of record as of May 21, 2012.

•	For the nine months ending September 30, 2013, our Company paid regular quarterly dividends of $880,770. No special dividend was paid, or is expected to be paid, in 2013.

No restrictions limit our ability to pay cash dividends on our common stock. The payment of cash dividends in the future is contingent upon our Company's revenues and earnings, capital requirements and general financial condition. The payment of any dividends is within the discretion of our board of directors. Our board of director's present intention is to continue to pay comparable regular cash dividends in the future.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

The net tangible book value of our common stock as of September 30, 2013 was $1,578,235 or approximately $0.52 per share after giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock. Net tangible book value per share represents our total tangible assets less our total tangible liabilities, divided by the number of shares of common stock.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of our common stock immediately after the completion of this offering, after giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock. After giving effect to our issuance and sale of $           shares of common stock in this offering at the public offering price of $           per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 2013 would have been $           per share after giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock. This represents an immediate increase in net tangible book value of $           per share to existing stockholders and an immediate dilution in net tangible book value of $           per share to purchasers of common stock in this offering, as illustrated in the following table:

Public offering price per share			$
Net tangible book value per share as of September 30, 2013		$0.52
Increase per share attributable to new investors	$
Pro forma net tangible book value per share at September 30, 2013 after giving effect to the offering			$
Dilution per share to new investors			$

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2013:

•	on an actual basis, after giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock
•

on a pro forma as adjusted basis, giving effect to the sale of the shares in this offering at the public offering price of $           per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2013
	Actual	Pro Forma As Adjusted
Cash and cash equivalents	$1,266,679
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock; $.001 par value, 50,000,000 shares authorized, 3,058,748, (pro forma ) shares issued and outstanding
Additional paid-in capital
Total stockholders’ equity
Total capitalization

•

is based on 3,127,603 shares of common stock issued and outstanding as of January 28, 2014

•

assumes no exercise by the underwriters of their option to purchase up to an additional            shares of common stock to cover over-allotments, if any

•

excludes 696,406 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $5.09 per share as of January 28, 2014

•

excludes 120,973 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.90 per share as of January 28, 2014

•

excludes            shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

BUSINESS

This Business section, along with other sections of this prospectus, includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

Business Opportunity

SMTP, Inc. (the “Company”) is a provider of cloud-based email delivery services for companies in over 130 countries. Just as companies may turn to a courier to ensure a package reaches a physical destination, our customers turn to SMTP to ensure their emails reach the inbox of the intended recipients. Our customers use marketing email to drive revenues, and our improvements to their inbox deliverability translate into top-line growth for our customers.

SMTP has a history of profitable growth, while paying dividends. The business model is a subscription-based recurring revenue model, with approximately 8,000 customers, and with no single customer representing more than 2% of sales. Customers rely on SMTP for improved inbox delivery, to reduce the cost and complexity of managing commercial email, and for our 24x7 customer support. A critical factor in whether legitimate emails are able to successfully get through SPAM filters and reach their destination inbox is the reputation of the sender, and we work closely with our customers to build their sending reputations. Approximately 50% of SMTP’s revenues are derived in the United States, with the balance split between Europe, Asia and the rest of the world.

Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. Our trusted servers and our experienced team allow us to provide a cost-effective, high level of service to our customers, thus improving their email delivery. Improved delivery increases the effectiveness of our customers’ marketing efforts, which has led to both top and bottom-line growth for SMTP.

Our Company’s name, SMTP, stands for Simple Mail Transfer Protocol, which is the standard by which email is sent worldwide. Our website address is www.smtp.com. While our Company does not own the protocol, we believe the name SMTP earns our Company credibility with customers worldwide and is recognized by those in the email business globally. Companies may search directly for SMTP-related services online, regardless of their native tongue, which we believe often leads to successful hits for online searches of our services. We believe this brand is one of the reasons our Company has grown organically and profitably over the last decade, and has been able to attract customers in over 130 countries.

SMTP has benefitted from the growing global email market, which Forrester estimated at over a $1.8B market in 2013, and which Forrester projects to grow to nearly $2.5B by 2016. Email marketing is recognized as one of the highest ROI investments businesses can make in growing revenues. MarketingSherpa’s 2013 survey indicated that respondents on average realized an ROI of 119% on email marketing. The high returns of email marketing are driven by the fact that companies can use email campaigns to contact prospective and current customers to drive new sales cost-effectively.

Forrester projects that the email delivery segment, which is the segment we serve, will grow approximately 30% from $717M in 2013 to over $933M in 2016, which would make it the largest and fastest growing segment in the email market. The expanding need for our services and for email delivery services in general is being driven by the increasing complexity of successfully delivering commercial marketing emails.

Our delivery services are necessary due to the challenges legitimate commercial senders face in reaching consumer inboxes. A recent ReturnPath study found that during the first half of 2013, 22% of commercial marketing emails sent with subscribers’ permission never reached their targeted destination inbox. As the filters used by the Internet Service Providers (ISPs) have tightened to prevent SPAM from reaching consumer inboxes, it has become increasingly difficult for legitimate commercial senders to reach inboxes as well.

ReturnPath Email Intelligence Report 1H 2013

As shown above, of the 22% of opt-in commercial email that never reaches the intended inbox, only 4% is delivered as spam to a junk-mail folder, and 18% is missing or blocked by the ISPs. Notably, the ReturnPath study found that the challenges for commercial senders are increasing, as the percentage of opt-in commercial email reaching inboxes fell versus the prior years’ reported data.

The sender’s reputation is one of the primary factors considered by an ISP in determining whether to permit an email to pass through its filters and to reach an inbox. Like a credit rating, a client’s sending reputation is derived from its sending history, including sending volume, the number of bounced emails, and the number of customer complaints. A ReturnPath study found the 77% of delivery problems were based on issues with sender reputation.

We actively manage sending reputation for our clients, and will build the sending reputation of clients on IP addresses that are owned by SMTP. If a client were to leave SMTP, it cannot take these IP addresses, so it would leave behind the positive reputation we have created and maintained for its brand. We believe this “retention of reputation” dynamic has allowed SMTP to maintain a steady base of subscription-derived revenues, while our brand has helped us to add new customers and to grow.

Notably, our profit margins on a Trailing Twelve Month (TTM) basis were 22%, and compare favorably with competitors. We believe that our profit margins are a function of both the compelling value we provide to our customers, and the disciplined and frugal management of our operations.

We believe SMTP has the opportunity for both significant organic growth and synergistic acquisitions. Our Company recently made significant moves to strengthen its senior management team, including adding a new Chief Executive Officer, a Vice President of Marketing, and a Vice President of Innovation. These new additions bring a track record of growing businesses rapidly by acquiring customers cost-effectively, and have successfully launched new products and services in related industries. In addition, SMTP continues to leverage its established technical team, which brings over a decade of experience in cloud-based email delivery.

Our Company’s strategy for driving organic growth includes adding operational rigor using quantitative sales and marketing efforts, international expansion, and new product introductions. We believe our Company’s globally recognized brand and its core delivery service can be enhanced to encompass a greater range of products and services, thus broadening its customer base. We believe its cost-effective operations can be further leveraged as it grows, and acquisitions may present additional opportunities to add complementary products, services and customers.

Background on Our Business

SMTP, Inc. has been providing cloud-based SMTP relay services for over a decade. SMTP currently operates in 130 countries worldwide, with approximately half of its revenues coming from the United States and half of its revenues being derived overseas. Our Company employs a subscription-based revenue model. Our customers pay us a monthly fee for a specific quota of emails, which we will relay on their behalf.

We also earn revenues from additional usage charges that may come into effect when a customer exceeds its quota, as well as fees earned for related products and services. Additional products and services that we offer include a hosted email campaign management product and PreviewMyEmail, which allows customers to see how their emails will be delivered on a variety of desktop and mobile client devices.

A primary factor that ISPs consider in evaluating whether to transmit or quarantine email is the reputation of the sender. Each sending IP address will typically have a reputation with the ISPs, which is associated with factors such as typical sending volumes and the percentage of bounces and complaints that are sent from that IP address. SMTP maintains large pools of IP addresses, and proactively monitors email traffic through our system to maintain our sending reputation.

A single commercial sender of marketing emails may periodically send a large number of emails at once, such as in the distribution of a newsletter or marketing promotion at the end of a month. To an ISP, the rapid increase in volume associated with such sending may appear to be SPAM, and cause the ISP to bounce messages or to throttle back on the rate at which it will accept messages from that sending IP address. But by pooling a large number of quality senders, we maintain a consistent flow of traffic with sending statistics that are within the ranges expected and typically accepted by ISPs.

The illustration below summarizes how we can improve delivery for our clients by relaying their email:

How we work

SMTP email delivered

Customers send us emails for distribution

Our **trusted servers** relay the emails to consumer inboxes, while we manage issues of deliverability, bounces and blacklisting with ISP's.

INBOX

A Return Path study found that 77% of deliverability issues are caused by sender reputation. ***Our delivery services can boost customers inbox delivery by 10-20%.***

SMTP Inc. | www.smtp.com | OTCQB: SMTP November 2013 | Page 6

We also manage dedicated IP addresses for many of our clients, whereby we will dedicate a specific IP address exclusively for a single customer’s use and then manage the customer’s sending reputation on an outsourced basis. We offer our larger clients the opportunity to have one or more dedicated IP addresses, and we can proactively manage the reputation of their IP addresses for them. Specifically, we will initially “warm up” the IP addresses for clients by slowly scaling up their volumes at a rate that may differ for different ISPs, while monitoring bounces, complaints and potential throttling by the ISPs. We will work with customers to improve the content of their emails and the quality of their lists, and to ensure that proper authentication is in place on their accounts. On an ongoing basis, we will monitor the IP’s reputation, as well as the customer’s sending statistics, providing continuous feedback to customers on how to effectively manage their sending practices.

The assignment of IP addresses is controlled globally by the Internet Assigned Number Authority (IANA) and five regional entities, including the American Registry of Internet Numbers (ARIN). IP addresses are not normally “portable”, and usually may not be re-assigned to another organization unless ARIN has expressly approved such a transfer. SMTP has 12,286 portable IPv4 addresses, which can be used on behalf of our clients for sending email. Of these, 8,190 portable IPv4 addresses were obtained from ARIN in 2012, nearly tripling our available IP resources.

In addition to providing enhanced deliverability of email, SMTP also reduces the complexity of managing email for our clients. Large volume senders who do not employ an outsourced email delivery provider would need to address the management of bounces, complaints, and whitelisting themselves. They are likely to be unfamiliar with how to navigate throttling issues, whereby an individual ISP may limit the volume of email it may accept from a particular sender during a period of time. A client may not know the appropriate authentication procedures that can improve email delivery. Failure to manage these various issues effectively with the ISPs could inadvertently result in blacklisting of a legitimate sender, further complicating its ability to effectively reach inboxes effectively.

We provide services to enable businesses of various scales to outsource the sending of outbound emails. Legitimate senders of email use our services to help maintain their online email reputation so that their email is not blocked and is delivered to the intended recipients.

The services are differentiated based on the volume of emails sent by our customers:

1.

Low-volume solution services are for small businesses. These customers use shared IP pools and typically send between 2,000 and 100,000 emails each month, and pay between $15 and $160 per month in fees.

2.

High-volume solutions are for medium and large businesses requiring dedicated resources, which may include physical servers, dedicated IP addresses, and support staff. We offer these customers advanced features such as: proactive reputation management, advanced email management features, 24/7 event monitoring and the highest level of customer support. Corporate customers typically send from 100,000 to tens of millions of emails each month and pay between $160 and $10,000 per month. As of January 28, 2014, we had approximately 771 corporate customers with the average customer paying us approximately $401 per month.

Our team has over a decade of experience in managing the cloud-based delivery of email and we provide 24x7 support for customers globally. A typical high-volume customer may start with us by testing our services using a small fraction of its email volume. We may work with customers on initial configuration of our services, including setting up authentication services, and whitelisting them as a legitimate sender.  During their initial trials and as they scale, we would work interactively with them on improving the content of their emails, the quality of their distribution lists, and the management of their sending IP addresses. We would manage increases in the traffic on their IPs to gradually ramp the volumes in a manner that is acceptable to the individual ISPs, and at ramp-rates that may differ between Gmail and MSN, for example.

As they gain confidence in our services, clients may ask us to provide more than one IP address, and to manage sending across a pool of IP addresses. Over the course of sending large volumes of email, our customers may experience issues with bounces or complaints. We work with our senders and all of the ISPs to manage these issues proactively, and to head off any potential issues before they impact the ability of our senders to continue to market effectively. Over the course of sending email with us, our customers may need information on the status of their campaigns, and they have access both to our online portal for statistics and to our customer support team, if necessary.

We operate with both U.S. and overseas operations, with our Sales and Marketing department headquartered in the United States, and our Technical Development and Support groups located in the Ukraine. Our Ukrainian operations have been providing support in English and other languages for over a decade, with ongoing training in both technical and language skills. The U.S. Sales and Marketing presence is important in growing sales in our largest single market; the overseas Technical Development and Support groups provide the Company with a competitive advantage by offering a lower cost structure for these critical functions. The combination of our domestic and overseas operations has provided for profitable growth for over a decade, and has allowed our Company to pay a dividend, while still growing revenues and bottom-line results.

In summary, our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. Our trusted servers and our experienced team allow us to provide a cost-effective, high level of service to our customers, thus improving their email delivery. Improved delivery increases the effectiveness of our customers’ marketing efforts, which, in turn, has led to both top- and bottom-line growth for SMTP.

In addition to providing email delivery services, SMTP provides a hosted solution for email campaign management. This cloud-based software allows a client to compose an email campaign, to manage a client list, and to send large volumes of emails quickly using our integrated email delivery platform. Following delivery, this software allows clients to track opens and clicks for their campaigns, in order to measure the efficacy of their email marketing efforts.

Additionally, on January 9, 2013, pursuant to an asset purchase agreement, we acquired certain tangible assets, including servers and devices, as well as intangible assets related to PreviewMyEmail.com (“PME”), along with customer and co-location contracts. PME provides email design testing for customers that allows our clients to view screen shots of emails as they would be viewed when received by 48 common desktop, web and mobile email applications. Previewing email on many different applications before sending can help ensure that email can be viewed as intended. PME also provides inbox analytics for clients to track email opens, clicks, and geo-location. These additional metrics can help senders maximize performance of future email campaigns.

Sales and Marketing

Our website address is www.smtp.com. The SMTP.com website has been a cornerstone of our historic growth. We sell directly to prospective customers online, but also have a number of industry partners who refer clients to our Company. Approximately 80% of our customers reach us directly, while approximately 20% reach us through third parties.

Our direct sales are largely driven by leads generated via our SMTP.com website. As stated earlier, SMTP stands for Simple Mail Transfer Protocol, which is the protocol by which email is sent globally. Despite the fact that we do not own the protocol, our name provides us immediate name recognition and credibility worldwide. In addition, the services we provide may be searched for online as “SMTP”, “SMTP relay services”, “SMTP services”, “SMTP providers”, or using similar terms.

Our website may appear in search engine results for these and other queries in common search engines, such as Google, Yahoo, Bing, and others. In addition, SMTP purchases online search advertising and other forms of online advertising to drive additional traffic to our website. In the aggregate, approximately 374,000 unique visitors visited our website during the past twelve months.

Aside from online lead generation, a variety of referring partners provide us with leads. Referring partners are typically other service providers operating in the email ecosystem, who may provide related products and services that are non-competitive with our own. We pay these third parties between 15% and 30% of the revenue generated from their referrals.

We are not dependent on one or a few major customers. Our largest single customer represents less than 2% of our aggregate revenues, so the loss of any one customer would not represent a material loss of sales.

We believe our Company’s history of profitable growth has been driven by the strength of the SMTP.com brand, and with very limited internal oversight of marketing efforts. Our Company has had two inside sales professionals based in the United States, and has had no other U.S.-based or overseas sales and marketing support until the fourth quarter of 2013. Until that point, SMTP had utilized external marketing resources for the management of marketing efforts, and the marketing strategy has been focused upon the online acquisition of customers via organic website traffic driven by the SMTP.com website, and via externally managed Pay-Per-Click (PPC) campaigns, such as Google Adwords.

We have historically had three primary types of marketing expenses: online advertising, fees paid to affiliates for referrals, and outside marketing consulting fees. Our Company has paid and continues to pay affiliates 15-30% commissions for the referral of business to SMTP. SMTP’s strategy for improving the efficiency of online advertising will be described below as part of the growth strategy.

In September 2013, we hired a Vice President of Marketing, Yvonne Gaudette, who has updated our website and marketing strategy. Ms. Gaudette brings extensive experience in both online and offline marketing, improving cost effective customer acquisition, optimizing websites, improving customer communications, and building affiliate and partner programs. She also has direct experience in driving international marketing efforts.

The Email Services Market

The email services market is estimated by Forrester Research at $1.9B in 2013, and is growing at over 10% annually. The email market has several functional segments, which include creative, integration, analytics, and delivery. SMTP’s current business is focused on delivery, which is the largest and fastest growing segment of the market.

The market is highly fragmented, with numerous players providing a variety of different services and functions. Our Company has historically been focused in the area of delivery, with a market share of approximately 1% of the email delivery market, so a 1-2% increase in delivery share would represent approximately a doubling or tripling of our current revenues.

The email market is a large market, which can be segmented in a variety of ways. While there is significant overlap in services, our competitors are typically focused in one of three areas: marketing email creation, marketing email delivery or transactional email delivery.

Companies like Constant Contact and MailChimp are well-known brands best known for their tools for marketing email creation. They have a large following in the small business markets, where customers are focused on quickly and easily creating email campaigns, such as newsletters and promotions. The integrated services offered by these firms allow for campaign creation, management, analysis and delivery all in one platform. But typically, the companies spend heavily on sales and marketing to effectively reach large numbers of small business customers.

Our customers are focused on marketing email delivery. Our customers may have in-house design teams, and internal analytics capabilities, and they typically send significantly higher volumes of email. Because the risks of being inadvertently labeled as a spammer increase as volume increases, many of our customers are much more concerned with marketing email delivery than with the creation of email. Our customers may turn to us because of our expertise and focus in the area of delivery, but also because for comparable sending volumes, SMTP is typically significantly lower in cost than sending via these integrated packages. We believe our customers often remain with us because of the improvements we are able to demonstrate in their inbox delivery, the fact that they cannot transfer the sending reputations we create and maintain for them, and because of the 24x7 deep technical support we provide for any issues with deliverability issues.

There is a third major category of providers in the email market, those that largely focus on transactional email delivery, and an example of one such provider is SendGrid. A transactional email is an email sent in immediate response to a user action on a website, such as an order confirmation or a password reset request. Transactional email providers typically face few issues with SPAM filters. This is because the emails are directed to an email address that was just provided and is therefore unlikely to bounce, because they are not typically sent in large batches, and because SPAM filters do not normally target order confirmations or other typical transactional emails. Transactional email companies typically focus on creating an easy to use interface, or API, for developers. These companies make it easy to easily manage transactional emails, they typically sell to a technical contact, rather than a marketing professional, and they face and manage far fewer issues with message deliverability.

SMTP does provide transactional email services as part of its service offering, but the majority of SMTP’s traffic is related to marketing email messages. SMTP does see opportunities for growth in transactional email markets, but does not believe the margins or the growth opportunities in transactional email to be as significant as in the marketing email delivery market.

Our Growth Strategy

We believe that the following factors have provided and will continue to provide us a differentiated competitive advantage, allowing us to drive further growth:

•

Our SMTP.com brand is a unique asset that is globally recognized, which we intend to continue to use to attract customers seeking SMTP-based email delivery services.

•

Our team blends over a decade of cloud-based email delivery experience with new executives bringing a strong track-record of driving cost-effective growth.

•

The sending reputation of our trusted servers took over a decade to establish, and requires significant expertise to maintain.

•

Our cost-effective balance of U.S. and overseas operations has allowed us to maintain above-average margins in the industry, while growing profitably and while paying a dividend.

•

Our public-entity status positions us well to secure further capital, and to pursue acquisitions opportunistically.

Our strategy for utilizing these competitive advantages to drive further growth is multi-pronged. We will strengthen the sales of existing email delivery products using targeted strategies for online growth, both domestically and internationally. We plan to launch complementary products and services, and may consider opportunistic acquisitions. We believe that offering complementary services will both strengthen our ability to attract customers to our email delivery business, and will allow us to expand to capture new customers now purchasing integrated solutions from competitors, which are typically substantially higher in cost.

We also believe that our growth will be enhanced by the projected growth of the email delivery market overall, which is projected by Forrester to grow approximately 30% between 2013 and 2016.

Our Online Marketing Strategy

Our online marketing strategy is focused on building awareness of the SMTP brand, and improving the conversion of visitors to our website. Because SMTP is the protocol by which email is sent globally, we believe the brand gets us immediate name recognition, but there are opportunities to drive improved awareness of our brand. The SMTP website was updated in the fourth quarter of 2013 to clarify the value of the products and services we offer to customers. The website will continue to be optimized to raise its visibility with search engines, and also to iteratively improve its conversion rates.

SMTP continues to work to develop partnerships with other players in the email marketing industry. Companies that refer business to SMTP include providers of related services in the industry. SMTP typically offers these referring partners a commission on any sales they may refer, which may range from 15-30%, and we see opportunities to expand these programs.

While our Company has historically driven online marketing using outsourced marketing agencies and Pay-Per-Click (PPC) advertising, our new team has brought marketing in-house in an effort to acquire customers more cost-effectively. The marketing plan includes both more targeted PPC advertising and outreach via a variety of other channels, as described in both our domestic and international sales strategies below.

Our Domestic Sales & Marketing

In addition to the new executive level hires for the roles of Chief Executive Officer, Vice President of Marketing and Vice President of Innovation, our Company plans on driving domestic revenue growth by further strengthening its U.S.-based sales & marketing team. While technical support in the Ukraine has been highly effective in meeting customer needs on a 24x7 basis, our belief is that a stronger U.S. presence will help us close sales faster and more effectively. Our Company recently hired a Customer Care Coordinator charged with improving user experiences and better qualifying leads. We also intend to hire additional U.S.-based sales and marketing personnel.

Our Company upgraded its practices for tracking and pursuing its sales pipeline during the fourth quarter of 2013 in order to continue to sharpen the focus of our sales and marketing efforts as we move forward. In addition to online lead generation, we expect to use other channels, such as industry partnerships, public relations efforts, social media, and targeted industry media buys.  Our new Vice President of Marketing is working to clarify and streamline all communication processes with customers, from initial outreach through onboarding and ongoing support, first for domestic sales, and then to support growth internationally.

Our International Growth

We believe there are significant opportunities for SMTP to drive substantial international growth. We believe our name is globally recognized and remains a key asset in international expansion.

While the SMTP website has been redesigned and updated during the fourth quarter of 2013, it has not yet been localized for the non-English speaking countries we serve. We believe that by localizing content on our web pages, and tailoring messages to particular nationalities and languages, we can increase international online lead generation.

We also believe that with a focused and quantitative approach to evaluating international expansion opportunities, we can drive additional growth. These opportunities will include both targeted online and offline opportunities.  Online, we believe that localized online advertising can be utilized to drive online visitors to landing pages that are customized to the targeted geography. We also believe we can identify partners who can be helpful in providing international referrals, and we have been successful in increasing the rate of international referrals from partners during the fourth quarter of 2013.

Our Complementary Products and Services

SMTP is investing in the development of additional functionality to complement our core strength in the delivery of email. Our Company recently hired Mr. Paul Parisi as Vice President of Innovation, who brings experience rapidly developing and launching new products and services, and will also leverage the talents and experience of our Chief Technology Officer, who brings over a decade of experience in related technology.

Competing email service providers currently provide fully integrated tools for email composition, campaign management, and analytics, and may offer a wide variety of templates to users of their services. Customers and prospective customers ask us about our abilities to provide these services, and yet our offerings in these related areas have historically provided somewhat limited functionality. So we are moving forward to offer a broader set of solutions. By broadening our product set, we expect to be able to sell additional products to current customers, as well as to be able to attract customers who require broader solutions than our current email delivery service.

As one example, our intent is to integrate the PreviewMyEmail technology into the proprietary SMTP service offering, providing clients the opportunity to preview their emails on a host of desktop and mobile applications. We envision that PME would also continue to be available at PreviewMyEmail.com, where paid plans are currently priced from $49 to $199 per month. Other examples of areas where we could cost-effectively provide customers with improved functionality include the areas of campaign creation, management, analytics and optimization. These are relatively straightforward technical developments, which are highly complementary to our existing offering, that we believe our customers would be willing to purchase.

Our Acquisition Strategy

Growth may also be accelerated via acquisitions. We believe that SMTP is well positioned for acquisitions of related players in the space because of its strength in email delivery, its profitability, and the fact that it is a public company. Criteria for acquisitions include (1) a strategic fit with regard to technology or channel acquisition, (2) revenue potential in both the newly acquired business and by making our existing services more attractive, and (3) a comprehensive understanding of the acquisition risks.

The new additions to the senior executive team and board of directors bring significant experience with acquisition and integration of technology companies. Should we choose to pursue acquisitions, we expect to fund acquisitions through the issuance of debt or equity securities, the payment of cash, the exchange of services, or any combination thereof. Presently, we have no agreements with any potential acquisition candidates, and we cannot assure you that we will be able to consummate any acquisition upon terms acceptable to us or at all.

Competition

Our competitors include providers of email management services for small to medium size businesses such as Sendgrid.com, AuthSmtp.com, SMTP2Go.com, JangoSMTP/JangoMail.com, SocketLabs.com, StrongMail.com, Dyn, MailChimp.com/Mandrill.com, ConstantContact.com, CheetahMail.com, iContact.com, Bronto.com, and Amazon.com, as well as the in-house information technology capabilities of prospective customers.

The market for our services is competitive and rapidly changing, and we do not have patents or unique regulatory barriers that could prevent competitors from entering our market. Privately-backed and public companies could choose to enter our space and compete directly with us, or indirectly by offering substitute solutions. The result could be decreased demand or pricing for our services, longer sales cycles, or a requirement to make significant incremental investments in research and development to match these entrants’ new technologies. With the introduction of new technologies and the influx of new entrants to the market, we believe competition could persist and intensify in the future, which could harm our ability to increase sales, limit customer attrition and maintain our prices. If any of these happens, it could cause us to suffer a decline in revenues and profitability.

Competition could result in reduced sales, reduced margins or the failure of our email marketing product to achieve or maintain more widespread market acceptance, any of which could harm our business. While we do not compete currently with vendors focused on enterprise-scale customers, we may face future competition from these providers if they determine that our target market presents an opportunity for them. Finally, in the future, we may experience competition from Internet Service Providers, or ISPs, advertising and direct marketing agencies and other large established businesses, such as Microsoft Corporation, Google Inc. or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels. If these companies decide to develop, market or resell competitive email marketing products, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed. In addition, one or more of these ISPs or other businesses could decide to offer a competitive email marketing product at no cost or low cost in order to generate revenue as part of a larger product offering.

Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products. Our current and potential competitors may have more extensive customer bases and broader customer relationships than we have. In addition, these companies may have longer operating histories and greater name recognition than we have and may be able to bundle an email marketing product with other products that have gained widespread market acceptance. These competitors may be better able to respond quickly to new technologies and to undertake more extensive marketing campaigns. If we are unable to compete with such companies, the demand for our products could substantially decline.

We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to these potential market conditions. Our business, financial condition and operating results may be adversely affected if we are unable to anticipate or respond quickly and economically to any developments.

Our ability to compete will also depend on the strength of our brand, our ability to attract and retain key talent and other personnel, the efficiency of development and marketing. All these activities require significant financial resources. We may not be able to sustain competition. Our inability to compete effectively would have an adverse impact on our business.

Intellectual Property

We do not own any patents, trademarks, licenses, franchises or concessions, although we believe our ownership of SMTP.com provides value to our Company due to website traffic and the strength of the brand.

Our trade secrets include our competencies in managing the transmission of high volumes of email messages to various Internet Service Providers, as is described more fully below in the Technology section. The technology of both hardware and SPAM filters is constantly changing, and our team is constantly uncovering new issues and implementing new methodologies to improve the quality of our service.

Technology

SMTP leverages Message Transfer Agent (MTA) technology provided by Message Systems for its small business customers. This software is utilized to handle manage large volumes of email and provides extensive features for managing email delivery issues, such as throttling by the ISP’s, using such technologies as adaptive delivery. Facebook, LinkedIn, and other very large email senders typically utilize this sophisticated software, but our typical customers are too small and individually spend too little on email to be able to afford this type of sophisticated system. Our solution to provide our customers with access to these systems has been to pool a large number of customers into our proprietary scalable system that can handle billions of emails annually for our customers in a cost-effective manner.

We customized various aspects of the software to optimize the speed at which email is delivered, and to manage the process of maximizing inbox delivery. Our proprietary systems manage how emails are sent, and which IP addresses or pools of IP addresses are utilized for sending. We control the throttling of how quickly emails are released to various ISPs, and may, for example, allow sending to Gmail addresses to ramp more quickly than to MSN addresses, depending upon our interactions with the various ISPs.

Our systems provide for the reporting of key statistics to our customers. These statistics are available to our customers via our proprietary customer portal, or via an external API, which we have developed. In addition, our proprietary systems also provide for enhanced internal reporting. These internal reporting capabilities allow us to proactively manage customers’ sending reputations, and to provide them alerts if we notice any issues.

A key part of our technological assets are our 12,286 portable IPv4 addresses. We can allow our customers to utilize our IP addresses to improve the inbox delivery of their email campaigns. We have over a decade of experience building the reputation of IP addresses, and the reputation of our IP addresses is a key technological asset of the Company.

We currently rent Internet servers from providers such as Rackspace, Softlayer, Hetzner and Sadecehosting. Each of these companies has servers in multiple cities in the United States, in Europe, or in Canada. These companies offer us servers located in multiple physical locations, providing redundancy in the event of a natural disaster.

We utilize Postfix software that is open source and can be used by anyone without cost. We customized various aspects of the software to optimize the speed at which email is delivered, and to manage the process of maximizing inbox delivery. Customizations to open source software code generally require developers to make their work available at no cost. Since we have created our software by developing extensions which plug into open source software without modifying the open source code, we do not believe there is a risk we could be required to offer our products or make our source code available. Generally, we spend less than 10% of our sales on research and development activities.

Regulation of our business

We must comply with U.S. federal legislation entitled Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, which imposes certain obligations on the senders of commercial emails and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content.

The CAN-SPAM Act’s main provisions include:

•	prohibiting false or misleading email header information
•	prohibiting the use of deceptive subject lines
•

ensuring that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender, with the opt-out effective within 10 days of the request

•	requiring that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively assented to receiving the message
•	requiring that the sender include a valid postal address in the email message

In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult or other harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act. Additionally, some foreign jurisdictions, such as Australia, Canada and the European Union, have also enacted laws that regulate sending email, some of which are more restrictive than the CAN-SPAM Act. For example, some foreign laws prohibit sending unsolicited email unless the recipient has provided the sender advance consent to receipt of such email, or in other words has “opted-in” to receiving it.

The ability of our customers’ constituents to opt out of receiving commercial emails may minimize the effectiveness of our email marketing product. Moreover, non-compliance with the CAN-SPAM Act carries significant financial penalties. If we were found to be in violation of the CAN-SPAM Act, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our customers or if we were deemed to be directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our business. We also may be required to change one or more aspects of the way we operate our business, which could impair our ability to attract and retain customers or increase our operating costs.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign governments becomes more likely. Our business could be negatively impacted by the application of existing laws and regulations or the enactment of new laws applicable to email communications. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our customers in the form of increased subscription fees. In addition, federal, state and foreign governmental or regulatory agencies may decide to impose taxes on services provided over the Internet or via email. Such taxes could discourage the use of the Internet and email as a means of commercial marketing and communications, which would adversely affect the viability of our services.

Employees

As of the date of this prospectus, we have five full-time employees, two part-time employees and one contractor in the U.S., consisting of our Chief Executive Officer, Chief Financial Officer, Vice President of Marketing, Vice President of Innovation, three sales professionals and our controller. We also have 26 independent contractors in the Ukraine, consisting of 13 technical support personnel, 6 systems engineers, 5 research development engineers, 1 accountant, and 1 project manager, and 3 full-time employees consisting of the representative office head, administrative assistant and service manager.

We believe that our future success will depend in part on our continued ability to attract, hire or acquire and retain qualified employees and independent contractors. There can be no assurance that we will be able to attract and retain such individuals or companies. If we are unsuccessful in managing the timely delivery of these services our business could be adversely affected. We believe we have good relations with our employees and independent contractors.

Properties

Our corporate headquarters are located in Nashua, NH and we have support and technology offices in Cambridge, MA, Las Vegas, NV, Kiev, Ukraine and Odessa, Ukraine. We rent these five offices for approximately $8,100 per month total, for terms of 3 months or shorter. We believe that additional space may be required as our business expands and believe that we can obtain suitable space as needed.

Legal Proceedings

We are not a party to any litigation of a material nature. We recently received a notification from RPost Holdings, Inc. whereby RPost Holdings, Inc. claims that we are infringing on their patent rights with certain of our products and services. Although we remain in the investigative stages of the merit to this claim, we believe that our Company and other companies were practicing the technology that RPost claims its patents cover before the first priority date of RPost’s patents. On that basis, we believe that the patents cannot cover our technology and remain valid. To our knowledge, we have not been named in any proceeding with respect to this matter.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.

Background Overview

We provide Internet-based services to facilitate email delivery. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. We believe our growth since inception has been driven by the compelling value proposition for our services.

Results of Operations

Three and Nine Months Ended September 30, 2013 Compared to Three and Nine Months Ended September 30, 2012

Net Revenues	2013	2012	Change from Prior Year	Percent Change from Prior Year

Three Months Ended September 30,	$1,468,962	$1,362,504	$106,458	7.8%
Nine Months Ended September 30,	$4,233,547	$3,961,943	$271,604	6.9%

Revenues increased for the three and nine months ended September 30, 2013 as compared to the three and nine months ended September 30, 2012, due to increased sales of our email service products to consumers.  Revenue growth is attributable primarily to upgrades made by subscribers of these products.  Most of this growth is by organic growth in our customer base.

Cost of Service	2013	2012	Change from Prior Year	Percent Change from Prior Year

Three Months Ended September 30,	$311,392	$302,746	$8,646	2.9%
Nine Months Ended September 30,	$939,585	$940,941	$(1,356)	(0.1)%

Cost of services increased for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012 primarily due to increases in credit card fees due to revenue growth.  Cost of services decreased for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012 primarily due to a decrease in partner commission expenses.  As a percentage of revenues, cost of services were 21% and 22% of net revenues for the three months ended September 30, 2013 and 2012, respectively. As a percentage of revenues, cost of services were 22% and 24% of net revenues for the nine months ended September 30, 2013 and 2012, respectively.

Sales and Marketing	2013	2012	Change from Prior Year	Percent Change from Prior Year

Three Months Ended September 30,	$295,005	$164,513	$130,492	79.3%
Nine Months Ended September 30,	$677,365	$585,594	$91,771	15.7%

Sales and marketing expenses increased for the three and nine months ended September 30, 2013 as compared to the three and nine months ended September 30, 2012. The increase relates to additional investments made in sales and marketing to drive revenue growth.

General and Administrative	2013	2012	Change from Prior Year	Percent Change from Prior Year

Three Months Ended September 30,	$302,491	$275,416	$27,075	9.8%
Nine Months Ended September 30,	$1,002,750	$846,846	$155,904	18.4%

General and administrative expenses increased for the three months ended September 30, 2013 as compared to the three months ended September 30, 2012 based on the following:

•

an increase in stock compensation expense of approximately $21,000 related to new options issued

•

an increase in professional fees of approximately $9,000

•

an increase in depreciation and amortization of approximately $10,000

•

a decrease in board of director fees of $5,000

•

a decrease in other general and administrative expense of approximately $8,000

General and administrative expenses increased for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012 based on the following:

•

an increase in professional fees of approximately $183,000; primarily related to warrants issued for services and an increase in accounting and legal fees

•

an increase in depreciation and amortization of approximately $40,000

•

an increase in stock compensation expense of approximately $15,000

•

an increase in other general and administrative expense of approximately $3,000

•

a decrease in payroll and benefits of approximately $75,000 related to the previous CEO’s resignation

•

a decrease in board of director fees of $10,000

Research and Development	2013	2012	Change from Prior Year	Percent Change from Prior Year

Three Months Ended September 30,	$81,226	$93,598	$(12,372)	(13.2)%
Nine Months Ended September 30,	$186,196	$316,063	$(129,867)	(41.1)%

Research and development expenses decreased for the three and nine months ended September 30, 2013 as compared to the three and nine months ended September 30, 2012 as we have decided to outsource our development rather than having it in-house.  However, our research and development efforts are still focused around expanding our service offerings and improving the functionality of our products.

Income Tax Benefit (Expense)	2013	2012	Change from Prior Year	Percent Change from Prior Year

Three Months Ended September 30,	$(159,261)	$(212,377)	$53,116	(25.0)%
Nine Months Ended September 30,	$(497,058)	$(513,589)	$16,531	(3.2)%

Income tax expense decreased for the three and nine months ended September 30, 2013 as compared to the three and nine months ended September 30, 2012, as we moved our principal executive offices to Nevada and are no longer accruing a provision for state tax.

Net Income	2013	2012	Change from Prior Year	Percent Change from Prior Year

Three Months Ended September 30,	$319,587	$313,854	$5,733	1.8%
Nine Months Ended September 30,	$930,593	$758,910	$171,683	22.6%

Net income increased for the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012 primarily due to revenue growth partially offset by operating expenses related to the growth in our business, each of which is described above.

Fiscal Year December 31, 2012 Compared To the Fiscal Year Ended December 31, 2011

Net Revenues	2012	2011	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31,	$5,353,550	$4,279,243	$1,074,307	25.1%

Revenues increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011, due to increased sales of our email service products to consumers. Revenue growth is attributable primarily to an increase in our number of subscribers (approximately 9000) of these products and an increase in the average monthly fee to $70. Most of this growth is by organic growth in our customer base.

Cost of Service	2012	2011	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31,	$1,277,126	$822,790	$454,336	55.2%

Cost of services increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to increased revenues. As a percentage of revenues, cost of services were 24% and 19% of net revenues for the years ended December 31, 2012 and 2011, respectively. This increase in cost of services as a percentage of revenues is due to increase in costs of infrastructure to support a growing client base and higher cost of server storage as we move to more secure datacenters that house our servers.

Sales and Marketing	2012	2011	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31,	$775,073	$361,395	$413,678	114.5%

Sales and marketing expenses increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily attributable to a general growth in our business. We spent more on advertising and marketing to fuel additional growth, but there is no direct correlation between revenues and marketing expenses. In October 2012 we signed an agreement with a digital marketing agency which increased sales and marketing expense by $55,000. We also increased our online advertising budget during 2012, which included online ads running in 10 different languages.

General and Administrative	2012	2011	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31,	$1,184,446	$1,167,839	$16,607	1.4%

General and administrative expenses increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011 based on the following:

•	an decrease of approximately $3,000 of professional services due to the filing of our registration statement with the Securities and Exchange Commission in 2011
•	an increase in stock compensation expense of approximately $104,000 related to options issued during 2012
•	an increase in other general and administrative expenses of approximately $68,000
•	an decrease in payroll and related costs of approximately $231,000 primarily due to decreased bonuses and the departure of a highly compensated employee
•	an increase of $40,000 in board of director fees, which started in 2012
•	an increase of $38,000 in depreciation and amortization expense

Research and Development	2012	2011	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31,	$403,303	$351,090	$52,213	14.9%

Research and development expenses increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011 as we utilized more subcontractors devoted to research and development. Our research and development efforts are focused around expanding our service offerings and improving the functionality of our products.

Income Tax Benefit (Expense)	2012	2011	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31,	$(643,995)	$(670,497)	$26,502	(4.0)%

Changes in our income tax expense related primarily to differences in pretax income during the years ended December 31, 2012 and 2011, respectively, and the effects of certain balancing to our tax returns that vary from year to year.

Net Income	2012	2011	Change from Prior Year	Percent Change from Prior Year

Year Ended December 31,	$1,069,607	$905,632	$163,975	18.1%

Net income increased for the year ended December 31, 2012 as compared to the year ended December 31, 2011 increased primarily due to revenue growth partially offset by increases in cost of services and operating expenses related to the growth in our business, each of which is described above.

Liquidity

Sources and Uses of Cash

Our primary source of cash inflows are net remittances from customers for email services.  Such payments are typically received in advance of providing the services, yielding a deferred revenue liability on our balance sheet.

Our primary sources of cash outflows include payroll, dividends, income tax payments and payments to vendors and third party service providers.  With the exception of income taxes, which occur on a periodic basis, cash outflows typically occur in close proximity of expense recognition.

In May 2013 we signed an investment agreement (“Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (the “Dutchess”) whereby subject to certain restrictions and conditions, at our sole discretion, we could issue and sell to Dutchess, and Dutchess was required to purchase from our Company, up to that number of shares of our Company’s common stock having an aggregate purchase price of $2,500,000, over a period of 36 months commencing on June 28, 2013. We registered for resale by Dutchess 2,500,000 shares of our common stock on a Form S-1 registration statement on June 20, 2013. The registration statement became effective on June 27, 2013. During the quarter ended September 30, 2013, 283,868 shares were issued pursuant to the Investment Agreement for total net proceeds of $260,986. On December 5, 2013 we terminated the Investment Agreement and filed with the Securities Exchange Commission Post-Effective Amendment No. 1 to the registration statement to deregister the 2,076,645 shares of common stock not sold under the Investment Agreement and as previously registered in the registration statement. From June 28, 2013 through December 5, 2013, the Company sold 423,355 shares of its common stock pursuant to the Investment Agreement for total net proceeds of $397,678. The proceeds from the sale of our shares of common stock to Dutchess under the Investment Agreement were used for working capital purposes.

Analysis of Cash Flows

Nine Months Ended September 30, 2013 and 2012

Net cash provided by operating activities increased by $927,037 or 232%, to $1,327,414 for the nine months ended September 30, 2013, compared to $400,377 for the nine months ended September 30, 2012.  The increase in cash provided by operating activities was primarily attributable to changes in working capital and other adjustments, the most significant of which was the decrease in the 2012 income taxes payable of $432,020.  The change in working capital was offset by an increase in net income of approximately $171,683.

Net cash used in investing activities was $262,740 and $12,956 during the nine months ended September 30, 2013, and 2012, respectively. During the nine months ended September 30, 2013, investing activities consisted of $160,000 of investments in computers equipment and licensed software related to an asset purchase agreement discussed in Note 3.  The remaining cash used in investing activities was related to leasehold improvements, purchases of furniture and fixtures and construction in progress related to website construction discussed in Note 2.  During the nine months ended September 30, 2012, cash used in investing activities was for purchases of computer equipment.

Net cash used in financing activities was $581,996 and $1,807,249 during the nine months ended September 30, 2013 and 2012, respectively. During the nine months ended September 30, 2013 we distributed $880,770 in cash to our stockholders in the form of a regular quarterly dividend which was offset by proceeds of $277,949 received from the issuance of our common stock and excess tax benefits of share-based payment arrangements of $20,825.  During the nine months ended September 30, 2012 we distributed $2,323,687 in cash to our stockholders in the form of dividends which was offset by proceeds of $516,438 received from the issuance of our common stock.

We had net working capital of $1,165,051 and $552,669 as of September 30, 2013 and December 31, 2012, respectively. Our increase in net working capital as of September 30, 2013 was primarily attributable to cash provided by operating activities of $1,327,414 offset by a distribution of $880,770 in cash to our stockholders in the form of regular quarterly dividends.

Years Ended December 31, 2012 and 2011

Net cash provided by operating activities decreased approximately $590,000, or 41%, to $851,770 for the year ended December 31, 2012, compared to $1,441,279 for the year ended December 31, 2011. The decrease of cash provided by operating activities was primarily attributable to the payment of 2011 taxes in 2012 which were accrued in 2011. This change totaled approximately $739,000 and was partially offset by an increase in net income of approximately $164,000.

Net cash used in investing activities was $24,206 and $150,349 during the year ended December 31, 2012, and 2011, respectively, consisting of the purchase of software licenses and investments in servers and computers for employees.

Net cash provided by (used in) financing activities was ($2,022,372) and $96,816 during the years ended December 31, 2012 and 2011, respectively. During the year ended December 31, 2012, financing activities consisted primarily of dividends paid of $2,589,011, offset partly from proceeds from the issuance of common stock of $531,438. During the year ended December 31, 2011, financing activities consisted of proceeds from the issuance of common stock.

We had net working capital of $552,669 as of December 31, 2012 and $1,240,515 as of December 31, 2011. The decrease in net working capital as of December 31, 2012 was primarily attributable to our decreased cash, which decreased to $784,001 at December 31, 2012 compared to $1,978,809 at December 31, 2011.

Contractual Obligations

On October 18, 2012, we entered into a professional services agreement with a consulting firm to aid in increasing our online presence, brand awareness and sales.  The agreement requires the Company to pay a monthly cash retainer of $25,000 of which $12,500 is to be paid in cash and $12,500 to be paid through issuances of our common stock with a vesting schedule of six months from delivery date. On July 1, 2013, we terminated the consulting services agreement and issued 70,414 shares of common stock to pay the outstanding balance of approximately $75,000 due to the consultants.

We rent our facilities on a month-to-month or quarter-to-quarter basis. Most of our service contracts are also on a month-to-month basis. As of September 30, 2013, future minimum lease and non-cancelable services contract payments are as follows for the remainder of 2013 and thereafter:

2013	$42,105
2014	14,405
2015	—
2016	—
2017	—
Thereafter	—
$56,510

Significant Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from these estimates.

We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree.  Our audited financial statements for the year ended December 31, 2012 contains a discussion of these significant accounting policies. There have been no significant changes in our significant accounting policies since December 31, 2012.  See our Note 1 in our unaudited financial statements for the nine months ended September 30, 2013, as set forth herein.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation and Seasonality

We do not believe that our operations are significantly impacted by inflation. Our business is not seasonal in nature.

MANAGEMENT

Board of Directors and Executive Officers

The following are our directors and executive officers and their respective ages and positions as of January 28, 2014:

Name	Age	Position
Semyon Dukach	45	Chair of the Board of Directors
Jonathan M. Strimling	45	Chief Executive Officer (principal executive officer); Director
Lewis W. Moorehead	41	Chief Financial Officer (principal financial officer)
Ruslan Bondariev	36	Chief Technology Officer; Vice President-Research
Alena Chuprakova	30	Controller; Treasurer
Maksym Ilin	30	Vice President-Operations and Customer Service
Yvonne Gaudette	49	Vice President - Marketing
Paul D. Parisi	49	Vice President - Innovation
John L. Troost	45	Director
Vadim Yasinovsky	54	Director
David A. Buckel	52	Director

Directors and Executive Officers

Semyon Dukach. Semyon Dukach has been chair of the board of directors since October 2002. Mr. Dukach was our chief executive officer from October 2002 until June 13, 2012 and our principal executive officer, principal accounting officer and secretary from October 2002 to March 5, 2013. Mr. Dukach is also a board member of Global Cycle Solutions, Inc. and Terrafugia, Inc. Previously, Mr. Dukach founded GottaFlirt, Inc., Vert, Inc. and Fast Engines, Inc. He was a Senior Vice President at Adero, Inc. after it acquired Fast Engines, Inc. from him in 2000 and he was also a Senior Vice President at North American Media Engines from 1995 to 1997. Mr. Dukach received his undergraduate degree from Columbia University in Computer Science and his Masters degree from MIT, where he authored the Simple Network Payment Protocol, which was one of the earliest ways to transfer money on the Internet. While at MIT, Mr. Dukach published early research on electronic commerce in 1992 and on virtual worlds in 1989. While attending MIT, Mr. Dukach was a member of the MIT Blackjack Team which successfully used card counting techniques to beat casinos at blackjack. Mr. Dukachs’ qualifications to serve on our board of directors include his knowledge of our Company and the email services industry and his years of leadership at our company.

Jonathan M. Strimling. Jonathan M. Strimling has served as our Chief Executive Officer since August 2013 and as a director since January 2014. Mr. Strimling has 20 years of experience as an executive and entrepreneur, largely focused on the commercialization of innovative products and services. From 2006 to 2011, Mr. Strimling served as the President and CEO of online retailer American Biomass Corp., along with its wholly owned subsidiaries WoodPellets.com, LLC, American Biomass Distribution, LLC, and American Biomass Transportation, LLC. Also, from 2012 to present, Mr. Strimling served as the President and CEO of US Dynamics, LLC, a consulting company, UltraCell Insulation, LLC, a manufacturing company, and Secure Neighborhoods, LLC, a security company, all of which are located in Manchester, NH. Also, Mr., Strimling was a governor's appointee to the Economic Strategy Commission for the State of New Hampshire. Mr. Strimling received his Bachelor of Science degree in Mechanical Engineering from Northeastern University and his Masters of Science degrees in Mechanical Engineering and Management from MIT. Mr. Strimling’s qualifications to serve on our board of directors include his knowledge of our Company and his 20 years of experience as an executive and entrepreneur, largely focused on the commercialization of innovative products and services.

Lewis W. Moorehead. Lewis W. Moorehead has served as our Chief Financial Officer since January 2014. Mr. Moorehead is a certified public accountant. From March 2010 to August 2013, Mr. Moorehead served as VP of Finance and Principal Accounting Officer at Limelight Networks, a NASDAQ-listed internet company. Previously, from June 2008 to March 2010, Mr. Moorehead served as VP and Chief Accounting Officer of eTelecare Global Solutions, a NASDAQ-listed global call-center operator. Previously, Mr. Moorehead worked at PricewaterhouseCoopers for nine years and then subsequently joined American Express as Vice President and Controller. Mr. Moorehead received a Bachelors of Business Administration in Accounting from the University of Wisconsin - Whitewater.

Ruslan Bondariev. Ruslan Bondariev has served as our Chief Technology Officer and Vice President-Research since March 2013. Prior to that time, since October 2010 Mr. Bondarev served as our Director of Research and Development. From September 2009 to September 2010, he served as our Lead Developer, and from January 2005 to September 2009, Mr. Bondariev served as our Director of Development.

Alena Chuprakova. Alena Chuprakova has served as our Comptroller (Principal Financial Officer) and Treasurer since March 2013. Prior to that time, since March 2012 Ms. Chuprakova served as our controller in a non-executive officer capacity. From November 2009 to March 2012, Ms. Chuprakova served as the assistant to our then chief executive officer, Semyon Dukach. Prior to that time she was enrolled in a short term management program at COGNOS International GmbH, Hamburg, Germany. From September 2007 to September 2008, Ms. Chuprakova served as a Deputy Director at TDI Global, an advertising firm located in Belarus, where she performed management functions.

Maksym Ilin. Maksym Ilin has served as our Vice President-Operations and Customer Service since March 2013. Mr. Ilin also served as our president from March 2013 to September 2013. Prior to that time, since 2008 Mr. Ilin served as our Director of Customer Service. From 2007 to 2008, Mr. Ilin worked at Astratelecom LLC, an internet service provider located in the Ukraine where he served as the Head of the Technical Department and Support.

Yvonne Gaudette. Yvonne Gaudette has served as our Vice President-Marketing since September 2013. Ms. Gaudette is an accomplished marketing and communications leader who specializes in customer acquisition & category building for start-ups & emerging technologies. From September 2008 to October 2011, Ms. Gaudette served as the Director of Marketing/Social Media for RatePoint, Inc, a provider of online reputation management and marketing tools for small businesses. From October 2011 to December 2012, Ms. Gaudette served as the Senior Marketing Director of Vivox, Inc, a VoIP/Mobile VoIP provider. From January 2013 to August 2013, Ms. Gaudette served as a B2C marketing consultant for Spartan Race, Inc, a sports/obstacle racing company.

Paul Parisi. Paul Parisi has served as our Vice President-Innovation since September 2013. Mr. Parisi is technology entrepreneur with over 25 years experience serving in Chief Technology Officer/Chief Architect positions. From July 2010 to March 2013, Mr. Parisi served as the Chief Technology Officer of Cloud Industries Health, Inc., a social network for parents of chronically ill children and medical professionals. From January 2010 to October 2010, Mr. Parisi served as the Chief Technology Officer of LocalGinger, LLC, a Groupon like service with a geolocation and mobile platform. From August 2009 to September 2010, Mr. Parisi served as Chief Technology Officer of Slant7, LLC, a location-based business to consumer marketing message company. From August 2006 to August 2009, Mr. Parisi served as Chief Technology Officer of DNSstuff, LLC, a computer software company.

Vadim Yasinovsky. Vadim Yasinovsky has been a director since July 2010. Since January 2008 Mr. Yasinovsky has served as the CEO of PDFFiller.com. Previously, he served as the Chief Technology Officer at FurnitureFan.com, an owner at ClearWeb.com and President and CEO of Clear Software, Inc. which was sold to SPSS, Inc. Mr. Yasinovskys’ qualifications to serve on our board of directors include his knowledge of software design and development, strategic technology evaluation and technology innovation.

John L. Troost. John L. Troost has been a director since July 2010. Since April 2010 Mr. Troost has served a partner and Chief Executive Officer at Virtual Clarity, and from 2003 to February 2010, he was the Executive Director, Head of Platform Design and Core Technology Architecture at UBS, AG. Previously, he served as managing partner at Surgam Technology Partners, Chief Technology Officer at NAME, Inc., Manager of Systems and Network Engineering at Moore Capital Management and Senior Systems Administrator at Lehman Brothers. Mr. Troost is a contributor to the development of the original standards for email attachments (MIME standard RFC). Mr. Troost has a degree from Columbia University. Mr. Troosts’ qualifications to serve on our board of directors include his knowledge of email service technology, technology design and architecture and systems administration.

David A. Buckel. David A. Buckel has been a director since January 2014. Since November 2007 to present, Mr. Buckel has served as a Partner at Buckelous Ventures, which merged into TechCXO in 2012. TechCXO is a professional services firm that provides experienced, C-Suite professionals to deliver strategic and functional consulting services to both private and small public technology companies. Mr. Buckel has hands-on experience creating accounting and control systems and processes, financial statements, financial and operating metrics, dashboards, cash flow forecast, budget processes, trend analysis and dealing with auditors. Also, from 2011 to present, Mr. Buckel has served as a Mentor at the USF Student Innovation Incubator, which is administered by the USF Research Foundation, Inc. Mr. Buckel holds an M.B.A in Finance and Operations Management from Syracuse University and a B.S. in Accounting from Canisius College. Mr. Buckel’s qualifications to serve on our board of directors include a strong background and skill set in areas relating to board service, finance and management.

Each director of the Company holds such position until the next annual meeting of stockholders and until his successor is duly elected and qualified. The officers hold office until the first meeting of the board of directors following the annual meeting of stockholders and until their successors are chosen and qualified, subject to early removal by the board of directors.

During the past ten years, none of our directors or executive officers have been involved in any of the proceedings described in Item 401(f) of Regulation S-K.

Corporate Governance

Code of Ethics and Business Conduct

Our Company has a Code of Ethics and Business Conduct that applies to all of the Company’s employees, including its principal executive officer, principal accounting officer, and our board of directors. A copy of this Code is available for review on the Investor page of the Company’s website www.smtp.com. Requests for a copy of the Code of Ethics and Business Conduct should be directed to the Corporate Secretary, c/o SMTP, Inc., 1 Tara Boulevard, Suite 200, Nashua, NH 03062. The Company intends to disclose any changes in or waivers from its Code of Ethics and Business Conduct by posting such information on its website or by filing a Form 8-K.

Director Independence

Applicable NASDAQ rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

In January 2014, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of Vadim Yasinovsky, John L. Troost, and David A. Buckel are “independent directors” as defined under applicable NASDAQ rules. In making such determination, our board of directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that our board of directors deemed relevant in determining his independence, including the beneficial ownership of our capital stock by each non-employee director. The two members of our board of directors who are not “independent” are Semyon Dukach and Jonathan M. Strimling.

There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has established the committees described below and may establish others from time to time. The charters for each of our committees are available on the Company’s website www.smtp.com.

Audit Committee

Our Audit Committee is comprised of Vadim Yasinovsky, John L. Troost, and David A. Buckel. Mr. Buckel is the chairperson of the committee. Our board of directors has determined that each member of the Audit Committee is “independent” for audit committee purposes as that term is defined in the applicable rules of the Securities and Exchange Commission and NASDAQ. Our board of directors has designated David A. Buckel as an “audit committee financial expert,” as defined under the applicable rules of the Securities and Exchange Commission. The Audit Committee’s purpose and power shall be, to the extent permitted by law, to (a) retain, oversee and terminate, as necessary, the auditors of the Company, (b) oversee the Company's accounting and financial reporting processes and the audit and preparation of the Company's financial statements, (c) exercise such other powers and authority as are set forth in the Charter of the Audit Committee of the board of directors, and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the board of directors.

The Audit Committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

Our Compensation Committee is comprised of Vadim Yasinovsky, John L. Troost, and David A. Buckel. Mr. Yasinovsky is the chairperson of the committee. Our board of directors has determined that each member of the Compensation Committee is an independent director for compensation committee purposes as that term is defined in the applicable rules of NASDAQ, is a “non-employee director” within the meaning of Rule 16b-3(d)(3) promulgated under the Exchange Act and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee’s purpose and powers shall be, to the extent permitted by law, to (a) review and approve the compensation of the chief executive officer of the Company and such other employees of the Company as are assigned thereto by the board of directors and to make recommendations to the board of directors with respect to standards for setting compensation levels, (b) exercise such other powers and authority as are set forth in a charter of the Compensation Committee of the board of directors, and (c) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the board of directors.

The compensation committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee Interlocks and Insider Participation

Neither of Vadim Yasinovsky, John L. Troost or David A. Buckel is an officer or employee of our Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Vadim Yasinovsky, John L. Troost, and David A. Buckel. Mr. Troost is the chairperson of the committee. Our board of directors has determined that each of the committee members is an independent director for Nominating and Corporate Governance Committee purposes as that term is defined in the applicable rules of NASDAQ. The Nominating and Corporate Governance Committee’s purpose and powers shall be, to the extent permitted by law, to: (a) identify potential qualified nominees for director and recommend to the board of directors for nomination candidates for the board of directors, (b) develop the Company's corporate governance guidelines and additional corporate governance policies, (c) exercise such other powers and authority as are set forth in a charter of the Nominating and Corporate Governance Committee of the board of directors, and (d) exercise such other powers and authority as shall from time to time be assigned thereto by resolution of the board of directors.

The Nominating and Corporate Governance Committee also has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Board Leadership Structure

Our bylaws provide the board of directors with flexibility to combine or separate the positions of Chair of the Board of Directors and Principal Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of our Company. Our current structure is that of separate Principal Executive Officer and Chair of the Board of Directors. Jonathan M. Strimling serves as our Principal Executive Officer and is responsible for the day-to-day operation of our Company. Semyon Dukach serves as our Chair of the Board of Directors. Mr. Dukach is not an independent director. Mr. Dukach is responsible for performing a variety of functions related to our corporate leadership and governance, including steering the direction of the Company, coordinating board activities, setting relevant items on the agenda and ensuring adequate communication between the board of directors and management, which he does in conjunction with the independent directors. Our board of directors has determined that maintaining the independence of a majority of our directors helps maintain its independent oversight of management.

Risk Oversight

The board of directors is actively involved in the oversight of risks, including strategic, operational and other risks, which could affect our business. The board of directors does not have a standing risk management committee, but administers this oversight function directly through the board of directors as a whole, which oversee risks relevant to their respective functions. The board of directors considers strategic risks and opportunities and administers its respective risk oversight function by evaluating management’s monitoring, assessment and management of risks, including steps taken to limit our exposure to known risks, through regular interaction with our senior management and in board and committee deliberations that are closed to members of management. The interaction with management occurs not only at formal board and committee meetings but also through periodic and other written and oral communications.

Executive Compensation

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for the fiscal years ended December 31, 2013 and 2012, after giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock:

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jonathan M. Strimling (1)	2013	67,500	9,000	-0-	124,452	-0-	-0-	-0-	200,952
Chief Executive Officer, Principal Executive Officer, Director

Maksym Ilin (2)	2013	38,400	12,032	-0-	29,725	-0-	-0-	-0-	80,157
President, Principal Executive Officer, Vice President-Operations and Customer Service

Semyon Dukach (3)	2013	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chief Executive Officer, Principal Executive Officer, Chairman	2012	29,167	100,000	-0-	-0-	-0-	-0-	-0-	129,167

———————

(1)

Mr. Strimling was appointed as our Chief Executive Officer on August 15, 2013. In exchange for serving as our Chief Executive Officer, pursuant to written agreement, Mr. Strimling receives as compensation, among other things, a base salary of $180,000 per year, along with quarterly performance based bonus compensation, other event based bonus compensation, and an option to purchase up 298,690 shares of our common stock at the strike price of $5.00 per share. The values described in column (d) reflect $9,000 bonus for Q4 2013 and the values described in column (f) reflect vested options.

(2)

Mr. Ilin was appointed as our President on March 5, 2013 and served in that position until August 15, 2013, the date Mr. Strimling was appointed as our Chief Executive Officer. Mr. Ilin continues to serve as our Vice President-Operations and Customer Service. In exchange for serving as our President; Vice President-Operations and Customer Service, pursuant to a non-written agreement, Mr. Ilin received as compensation, among other things, a base salary of $38,400 per year along with performance based bonuses. The values described in column (d) reflect $12,032 bonus paid based on meeting performance goal and the values described in column (f) reflect vested options.

(3)

Mr. Dukach resigned as our Chief Executive Officer on June 13, 2012. On August 15, 2012, Mr. Dukach assumed the role as our principal executive officer upon the resignation of our then Chief Executive Officer, and served in that role until March 5, 2013, the date Mr. Ilin was appointed as our President. Mr. Dukach continues to serve as our Chair of the Board of Directors. Pursuant to a verbal agreement, as our Chief Executive Officer, Mr. Dukach was paid a salary of $100,000 per year and was entitled to an annual bonus to be determined at the sole discretion of the board of directors, reimbursement of reasonable business expenses, vacation and sick days in accordance with our corporate policy and any health benefits we offer employees. Mr. Dukach’s verbal employment agreement and annual salary of $100,000 per year was terminated on June 13, 2012, except that Mr. Dukach is entitled to reimbursement of reasonable business expenses in accordance with our corporate policy and any health benefits we offer our other employees. Mr. Dukach received no compensation during his tenure as our principal executive officer, and Mr. Dukach receives no compensation for serving as our Chair of the Board of Directors. The values described in column (d) reflect $100,000 bonus for 2012.

We have no annuity, pension, retirement or similar benefit plans in place on behalf of our executive officers, and we have no present intention of adopting any such plans in the future.

We grant stock awards and stock options to our executive officers based on their level of experience and contributions to our Company. The aggregate fair value of awards and options are computed in accordance with FASB ASC 718 and are reported in the Summary Compensation Table above in the columns (e) and (f). The assumptions made in the computation may be found in Note 8: Stock-Based Compensation to our financial statements contained in this prospectus.

At no time during the last fiscal year was any outstanding option otherwise modified or re-priced, and there was no tandem feature, reload feature, or tax-reimbursement feature associated with any of the stock options we granted to our executive officers or otherwise.

The table below summarizes all of the outstanding equity awards for our named executive officers as of December 31, 2013, our latest fiscal year end, after giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock:

Outstanding Equity Awards At Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options(#) exercisable	Number of securities underlying unexercised options(#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
(a)	(b)	(c)	(#) (d)	($) (e)	(f)	(#) (g)	($) (h)	(#) (i)	($) (j)

Jonathan M. Strimling Chief Executive Officer, Principal Executive Officer, Director (1)	24,890	273,800	-0-	5.00	08/14/23	-0-	-0-	-0-	-0-

Maksym Ilin President, Principal Executive Officer, Vice President-Operations and Customer Service (2)	2,000 1,000 5,500	4,000 3,000 33,000	-0- -0- -0-	1.25 7.95 4.95	01/25/21 02/22/22 10/04/22	-0-	-0-	-0-	-0-

Semyon Dukach Principal Executive Officer, Chair of Board of Directors	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

———————

(1)

On August 15, 2013 Mr. Strimling was awarded an option to purchase up to 298,690 shares of common stock at an exercise price of $5.00 per share. The options vest monthly over a four year period in equal installments of 6,226 shares per month beginning August 15, 2013, except that during the final month of vesting 6,068 shares shall vest.

(2)

On January 26, 2011 Mr. Ilin was awarded an option to purchase up to 8,000 shares of common stock at an exercise price of $1.25 per share. The options vest 25% on each anniversary of January 26, 2011. On January 23, 2012 Mr. Ilin was awarded an option to purchase up to 4,000 shares of common stock at an exercise price of $7.95 per share. The options vest 25% on each anniversary of January 23, 2012. On October 5, 2012 Mr. Ilin was awarded an option to purchase up to 44,000 shares of common stock at an exercise price of $4.95 per share. The options vest 25% on each anniversary of October 05, 2012, subject to annual revenue and profit goals.

Compensation of Directors

Set forth below is a summary of the compensation of our directors during our December 31, 2013 fiscal year, after giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
	($)	($)	($)	($)	($)	($)	($)

Semyon Dukach (1)	-0-	-0-	-0-	-0-	-0-	-0-	-0-
John L. Troost (2)	-0-	10,000	-0-	-0-	-0-	-0-	10,000
Vadim Yasinovsky (2)	-0-	10,000	-0-	-0-	-0-	-0-	10,000
Brad Harkavy (3)	-0-	2,500	-0-	-0-	-0-	-0-	2,500
Mark S. Dailey (3)	-0-	2,500	-0-	-0-	-0-	-0-	2,500

———————

(1)	Serves as an executive officer and a director but receives no compensation for serving as a director.
(2)	Represents director fees for this director of $2,500 per quarter paid during 2013 in 1,418 shares of common stock of the Company.
(3)

This director resigned as a director on April 1, 2014. Represents director fees for this director of $2,500 per quarter paid during the first quarter of 2013 in 444 shares of common stock of the Company.

The aggregate fair value of option awards are computed in accordance with FASB ASC 718. The assumptions made in the computation may be found in Note 8: Stock-Based Compensation to our financial statements contained in in this prospectus.

Director’s Stipend

Our outside directors are entitled to a $10,000 per year stipend, payable quarterly, that is payable in cash or stock at the discretion of the board of directors. They are also entitled to reimbursement for expenses in attending director meetings.

Compensation Policies and Practices As They Relate To Our Risk Management

No risks arise from our Company’s compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on our Company.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 28, 2014, the names, addresses, amount and nature of beneficial ownership and percent of such ownership of each person or group known to our Company to be the beneficial owner of more than five percent (5%) of our common stock:

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	% of Class Owned (3)(4)

Semyon Dukach	2,657,213	84.96%

———————

(1)

In care of our Company at 1 Tara Boulevard, Suite 200, Nashua, NH 03062.

(2)

To our best knowledge, as of the date hereof, the holder had the sole voting and investment power with respect to the voting securities beneficially owned by him, unless otherwise indicated herein. Includes the person's right to obtain additional shares of common stock within 60 days from the date hereof.

(3)

Based on 3,127,603 shares of common stock outstanding on the January 28, 2014. Does not include shares underlying: (i) options to purchase shares of our common stock under our 2010 Employee Stock Plan, or (ii) outstanding warrants to purchase shares of our common stock.

(4)

If a person listed on this table has the right to obtain additional shares of common stock within 60 days from the date hereof, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

The following table sets forth, as of January 28, 2014, the names, addresses, amount and nature of beneficial ownership and percent of such ownership of our common stock of each of our officers and directors, and officers and directors as a group, of our outstanding common stock:

Security Ownership of Management

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		% of Class Owned (3)(4)

Semyon Dukach Chair of Board of Directors	2,657,213		84.96%

Jonathan M. Strimling Chief Executive Officer	43,558	(5)	1.39%

Lewis Moorehead Chief Financial Officer	2,500	(6)	*

Ruslan Bondariev Chief Technology Officer; Vice President-Research	17,950	(7)	*

Yvonne Gaudette Vice President of Marketing	0		_

Paul D. Parisi Vice President of Innovation	0		_

Maksym Ilin Vice President-Operations and Customer Service	14,450	(8)	*

Alena Chuprakova Comptroller; Treasurer	9,500	(9)	*

Vadim Yasinovsky Director	13,417	(10)	*

John L. Troost Director	11,017	(11)	*

David A. Buckel Director	0		–

Directors and Officers as a Group (9 Persons)	2,769,605		88.55%

———————

*Represents less than 1%

(1)

In care of our Company at 1 Tara Boulevard, Suite 200, Nashua, NH 03062.

(2)

To our best knowledge, as of the date hereof, such holders had the sole voting and investment power with respect to the voting securities beneficially owned by them, unless otherwise indicated herein.

(3)

Based on 3,127,603 shares of common stock outstanding on January 28, 2014. Does not include shares underlying: (i) options to purchase shares of our common stock under our 2010 Employee Stock Plan, or (ii) outstanding warrants to purchase shares of our common stock.

(4)

If a person listed on this table has the right to obtain additional shares of common stock within 60 days from the date hereof, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(5)

Consists of options held by Mr. Strimling to purchase up to 43,558 shares of common stock exercisable within 60 days from the date hereof.

(6)

Consists of options held by Mr. Moorehead to purchase up to 2,500 shares of common stock exercisable within 60 days from the date hereof.

(7)

Consists of (i) 2,000 shares of common stock held by Mr. Bondariev; (ii) 150 shares of common stock held by Mr. Bondariev’s spouse; (iii) options held by Mr. Bondariev to purchase up to 15,500 shares of common stock exercisable within 60 days from the date hereof; and (iv) options held by Mr. Bondariev’s spouse to purchase up to 300 shares of common stock exercisable within 60 days from the date hereof. Mr. Bondariev disclaims beneficial ownership of the securities held by his spouse.

(8)

Consists of (i) 2,000 shares of common stock held by Mr. Ilin; (ii) 150 shares of common stock held by Mr. Ilin’s spouse; (iii) options held by Mr. Ilin to purchase up to 11,500 shares of common stock exercisable within 60 days from the date hereof; and (iv) options held by Mr. Ilin’s spouse to purchase up to 800 shares of common stock exercisable within 60 days from the date hereof. Mr. Ilin disclaims beneficial ownership of the securities held by his spouse.

(9)

Consists of 2,000 shares of common stock held by Ms. Chuprakova and options held by Ms. Chuprakova to purchase up to 7,500 shares of common stock exercisable within 60 days from the date hereof.

(10)

Consists of 5,417 shares of common stock held by Mr. Yasinovsky and an option held by Mr. Yasinovsky to purchase up to 8,000 shares of common stock exercisable within 60 days from the date hereof.

(11)

Consists of (i) 1,417 shares of common stock held by Mr. Troost; (ii) 1,600 shares of common stock held by Mr. Troost’s spouse; and (iii) an option held by Mr. Troost to purchase up to 8,000 shares of common stock exercisable within 60 days from the date hereof. Mr. Troost disclaims beneficial ownership of the securities held by his spouse.

We are not aware of any arrangements that could result in a change of control.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

None.

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our board of directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, trading in our securities, or adherence to standards of business conduct.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 55,000,000 shares, consisting of 50,000,000 shares of common stock, par value $.001 per share; and 5,000,000 shares of preferred stock (the “Preferred Stock”), par value $.001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, which have been filed previously with the SEC.

As of January 28, 2014, there were 3,127,603 shares of common stock outstanding held of record by approximately 650 stockholders. No shares of preferred stock are currently outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast. Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive on a proportional basis any assets remaining available for distribution after payment of our liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our amended certificate of incorporation provides that our board of directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by the resolutions of our board of directors approving the issuance of such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. As of the date of this prospectus, no shares of our preferred stock have been issued and we have no plans to issue any shares of preferred stock.

Options to Purchase Common Stock

We have in place the Company’s 2010 Employee Stock Plan which provides us with the ability to issue options on up to 1,000,000 shares of common stock. As of January 28, 2014, we had 696,406 options outstanding with a weighted exercise price of $5.09.

Warrants to Purchase Common Stock

As of January 28, 2014, we had warrants to purchase 120,973 shares of our common stock at an exercise price of $4.90 per share. The warrants expire on October 29, 2017.

Representative’s Warrants

Please see “Underwriting - Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative’s Warrants prior to the closing of this offering.

Limitation of Liability

As permitted by the General Corporation Law of the State of Delaware, our amended certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law
•	under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock
•	for any transaction from which the director derives an improper personal benefit

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our amended certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

Anti-Takeover Provisions

Delaware law, as well as our amended certificate of incorporation and bylaws, contains anti-takeover provisions that could delay or prevent a change in control of our company, even if the change in control would be beneficial to our stockholders. These provisions could lower the price that future investors might be willing to pay for shares of our common stock. These anti-takeover provisions:

•	authorize our board of directors to create and issue, without stockholder approval, preferred stock, thereby increasing the number of outstanding shares, which can deter or prevent a takeover attempt
•	prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates
•	empower our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise
•	provide that our board of directors is expressly authorized to adopt, amend or repeal our bylaws
•	provide that our directors will be elected by a plurality of the votes cast in the election of directors

Section 203 of the Delaware General Corporation Law, the terms of our employee stock option agreements and other contractual provisions may also discourage, delay or prevent a change in control of our Company.

Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Our employee stock option agreements include change-in-control provisions that allow us to grant options or stock purchase rights that may become vested immediately upon a change in control.  The terms of change of control provisions contained in certain of our senior executive employee agreements may also discourage a change in control of our Company.

Our board of directors also has the power to adopt a stockholder rights plan that could delay or prevent a change in control of our Company even if the change in control is generally beneficial to our stockholders.  These plans, sometimes called “poison pills,” are oftentimes criticized by institutional investors or their advisors and could affect our rating by such investors or advisors.  If our board of directors adopts such a plan, it might have the effect of reducing the price that new investors are willing to pay for shares of our common stock.

Together, these charter, statutory and contractual provisions could make the removal of our management and directors more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.  Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by our founder, executive officers, and members of our board of directors, could limit the price that investors might be willing to pay in the future for shares of our common stock.  They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Transfer Agent

The transfer agent for our common stock is Interwest Transfer Co., Inc, 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

UNDERWRITING

Aegis Capital Corp. is acting as representative of the underwriters, or the Representative. We have entered into an underwriting agreement, dated           , 2013, with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Aegis Capital Corp
Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of            additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $           and the total net proceeds, before expenses, to us will be           .

Discount and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Without Over- Allotment Option	With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

———————

(1)

The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $          . After the initial offering, the public offering price and concession to dealers may be changed.

We have paid an expense deposit of $25,000 to the Representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering. The underwriting agreement provides that in the event the offering is terminated, the $25,000 expense deposit paid to the Representative will be returned to us to the extent that offering expenses are not actually incurred by the underwriters. The total of any advanced payments will be refundable to the extent not actually incurred in compliance with FINRA Rule 5110(f)(2)(C).

We have agreed to pay the underwriters a non-accountable expense allowance equal to 1% of the public offering price of the shares (excluding shares that we may sell to the underwriters to cover over-allotments).  We have also agreed to pay all of the expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $15,000 in the aggregate; (b) all fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration or qualification of the shares of common stock  under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel in an amount not to exceed $15,000); (d) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee shall provide within a reasonable time after the closing date in such quantities as the Representative may reasonably request, not to exceed $1,500; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (f) upon successfully completing this offering, $21,775 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (g) upon successfully completing this offering, up to $20,000 of the Representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $          .

Discretionary Accounts. The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and holders of 5% or more of our outstanding shares of common stock have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of directly or indirectly, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the Representative, for a period of ninety (90) days from the date of effectiveness of the offering.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the representative waives this extension in writing.

Representative’s Warrants.   We have agreed to issue to the representative warrants to purchase up to a total of            shares of common stock (5% of the shares of common stock sold in this offering, excluding the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for piggyback registration rights upon request, in certain cases. In addition, the warrants provide for one-time demand registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal. Until twelve (12) months after the date of effectiveness of the registration statement of which this prospectus is a part, the Representative has a right of first refusal to act as lead managing underwriter and/or book runner, exclusive placement agent, exclusive financial advisor and investment banker or in any other similar capacity, on the Representative’s customary terms and conditions, in the event the Company retains or otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue a registered, underwritten public offering of securities, a private placement of securities, a merger, acquisition of another company or business, change of control, sale of substantially all assets or other similar transaction (a “Subject Transaction”), during such twelve (12) month period of the Company, or any successor to or any subsidiary of the Company. In the event the Subject Transaction involves a public or private sale of securities, the Representative shall be entitled to receive as its compensation at least 50% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent and at least 33% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent with respect to a proposed financing in which there are three co-managing or lead underwriters or co-placement agents.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering, and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market or on the OTCQB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Terms.  Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees, however, except for the right of first refusal disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

From time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to qualified domestic institutional investors.

European Economic Area: Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•

to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than $43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than $50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);

•

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock has not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•

in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•

in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.

Japan

The common stock has not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta púbica de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock has not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of our common stock offered under this prospectus is being passed upon for us by David M. Bovi, P.A. No person employed or affiliated with David M. Bovi, P.A. owns any shares of our common stock. Certain legal matters related to the offering will be passed upon for the underwriters by Sichenzia Ross Friedman Ference  LLP, New York, New York.

EXPERTS

The financial statements as of and for the years ended December 31, 2012 and December 31, 2011 included in this prospectus and the registration statement have been audited by McConnell & Jones, LLP, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website www.SMTP.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

SMTP, Inc.

We have audited the accompanying balance sheets of SMTP, Inc. (the Company) as of December 31, 2012 and 2011, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SMTP, Inc as of  December 31, 2012 and 2011 and the results of its operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ McConnell & Jones, LLP

Houston, Texas

March 29, 2013

3040 Post Oak Blvd., Suite 1600

Houston, TX  77056

Phone:  713.968.1600

WWW.MCCONNELLJONES.COM

SMTP, INC.

BALANCE SHEETS

	December 31,
	2012	2011

Assets

Cash and cash equivalents	$784,001	$1,978,809
Accounts receivable	38,152	4,226
Deferred income taxes	196,097	206,283
Other current assets	66,093	26,042
Total current assets	1,084,343	2,215,360
Property and equipment, net of accumulated depreciation of $43,180 and $11,608	141,948	149,315
Intangibles, net of accumulated amortization of $8,768 and $7,432	232	1,568
Deferred income taxes	14,536	2,214
Deposits	29,995	29,995
Total assets	$1,271,054	$2,398,452

Liabilities and Shareholders' Equity

Deferred revenue	$351,059	$335,425
Income taxes payable	42,590	458,631
Allowance for refunds and chargebacks	9,036	7,202
Accrued expenses and other	128,989	173,587
Total current liabilities	531,674	974,845

Shareholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2012 and December 31, 2011	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 14,767,250 and 13,841,000 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	14,768	13,842
Additional paid in capital	1,111,175	276,924
(Accumulated deficit) Retained earnings	(386,563)	1,132,841
Total shareholders' equity	739,380	1,423,607

Total liabilities and shareholders' equity	$1,271,054	$2,398,452

See accompanying notes to the financial statements

SMTP, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011

Net revenue	$5,353,550	$4,279,243
Cost of services	1,277,126	822,790
Gross profit	4,076,424	3,456,453
Operating expenses:
Sales and marketing	775,073	361,395
General and administrative	1,184,446	1,167,839
Research and development	403,303	351,090

Total operating expenses	2,362,822	1,880,324

Income before income taxes	1,713,602	1,576,129
Provision for income tax	643,995	670,497

Net income	$1,069,607	$905,632

Net income per share:
Basic	$0.07	$0.07
Diluted	$0.07	$0.06

Weighted average common shares outstanding:
Basic	14,412,183	13,773,566
Diluted	14,611,549	15,154,264

See accompanying notes to the financial statements

SMTP, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY

				Retained
			Additional	Earnings
	Common Stock		Paid in	(Accumulated
	Shares	Amount	Capital	Deficit)	Total
Balance, December 31, 2010	13,440,000	$13,440	$57,155	$227,209	$297,804
Stock based compensation - stock options	—	—	46,737	—	46,737
Warrant for services rendered	—	—	73,768	—	73,768
Issuance of common stock, net	400,000	400	96,416	—	96,816
Shares issued for services rendered	1,500	2	2,848	—	2,850
Net Income	—	—	—	905,632	905,632
Balance, December 31, 2011	13,841,500	$13,842	$276,924	$1,132,841	$1,423,607
Stock based compensation - stock options	—	—	153,376	—	153,376
Warrant for services rendered	—	—	115,162	—	115,162
Dividends paid to shareholders	—	—	—	(2,589,011)	(2,589,011)
Issuance of common stock, net	925,750	926	530,512	—	531,438
Tax benefit from stock-based award activity, net	—	—	35,201	—	35,201
Net Income	—	—	—	1,069,607	1,069,607
Balance, December 31, 2012	14,767,250	$14,768	$1,111,175	$(386,563)	$739,380

See accompanying notes to the financial statements

SMTP, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:

Net income	$1,069,607	$905,632
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,909	6,221
Excess tax benefits from share-based payment arrangements	(35,201)	—
Stock-based compensation	268,538	123,355
Allowance for refunds and chargebacks	1,834	5,036
Deferred income taxes	(2,136)	(49,826)
Changes in assets and liabilities:
Accounts receivable	(33,926)	11,351
Other assets	(40,051)	2,208
Deposits	—	39,405
Income taxes payable	(380,840)	358,325
Accrued expenses and other	(44,598)	1,305
Deferred revenue	15,634	38,267
Net cash provided by operating activities	851,770	1,441,279

Cash flows from investing activities
Purchases of property and equipment	(24,206)	(150,349)
Net cash used in investing activities	(24,206)	(150,349)

Cash flows (used in) provided by financing activities:
Dividends to shareholders	(2,589,011)	—
Proceeds from issuance of common stock	531,438	96,816
Excess tax benefits from share-based payment arrangements	35,201	—
Net cash (used in) provided by financing activities	(2,022,372)	96,816

Change in cash and cash equivalents	(1,194,808)	1,387,746

Cash and cash equivalents, beginning of period	1,978,809	591,063

Cash and cash equivalents, end of period	$784,001	$1,978,809

Supplemental cash flow disclosures:
Cash paid for income taxes	$618,000	$359,362

See accompanying notes to the financial statements

SMTP, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 1:  Organization

The Company was incorporated in Massachusetts on October 14, 1998 as EMUmail, Inc. and changed our name on April 1, 2010 to SMTP.com, Inc.  The Company focuses on the execution of email delivery for marketing and enterprise application customers.  The Company has customers for both corporate and personal email delivery. The Company’s services are marketed directly by the Company and through reseller partners.

On November 23, 2010, the Company formed a Delaware corporation, SMTP, Inc. for the purpose of changing the structure of the Company from a Massachusetts corporation to a Delaware corporation and to increase the number of authorized shares outstanding.  Also on November 23, 2010, the Company entered into a Merger agreement between SMTP, Inc. and SMTP.com, Inc. whereby the surviving corporation would be SMTP, Inc. (the “Surviving Corporation”), the newly formed Delaware corporation.  The Surviving Corporation has an authorized capital structure of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.  Under the terms of the Merger agreement, the Company’s existing 100 shares of ownership (which are held by a sole shareholder) were exchanged for 13,440,000 shares of common stock in the Surviving Corporation.  All financial statements have been retroactively restated to show the effects of this recapitalization.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States (U.S. GAAP).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents are short-term, liquid investments with remaining maturities of three months or less when acquired. Cash and cash equivalents are deposited or managed by major financial institutions and at times are in excess of Federal Deposit Insurance Corporation (FDIC) insurance limits.

Fair Value of Financial Instruments

U.S. GAAP establishes a fair value hierarchy which has three levels based on the reliability of the inputs to determine the fair value. These levels include: Level 1, defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for use when little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial instruments consist of cash, accounts receivable and accounts payable. The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short-term nature of these items.

Intangibles

Our intangible assets consist of a domain name. All such assets are capitalized at their original cost and amortized over their estimated useful lives. The Company evaluates its intangibles for impairment whenever events or circumstances indicate that impairment may have occurred in accordance with the provisions of FASB ASC 350 “Goodwill and Other Intangible Assets”.

Income Taxes

Provision for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

The Company applies the authoritative guidance in accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. There are no uncertain tax positions taken by the Company on its tax returns. Tax years subsequent to 2006 remain open to examination by U.S. federal and state tax jurisdictions.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the assets. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is credited or charged to operations. Repairs and maintenance costs are expensed as incurred.

In 2011 the Company paid $100,000 to a third party for a software license which has been categorized as software within property and equipment.  The license will be depreciated over its expected useful life on the straight-line method over five (5) years.  The license was placed into service in August 2012.

Estimated useful lives are as follows:

Computing equipment	3 years
Software	5 years

Revenue Recognition

The Company recognizes revenue from its services when it is probable that the economic benefits associated with the transactions will flow to the Company and the amount of revenue can be measured reliably. This is normally demonstrated when: (i) persuasive evidence of an arrangement exists; (ii) the fee is fixed or determinable; (iii) performance of service has been delivered; and (iv) collection is reasonably assured.

We provide Internet-based services to facilitate email delivery.  The Company’s services are offered over various contractual periods for a fixed fee that varies based on a maximum volume of transactions.  Revenues are typically paid by clients via credit card, check or wire payments at the inception of the contractual period.  Revenue is recognized on a straight-line basis over the contractual period.

The Company offers refunds on a pro-rata basis at any time during the contractual period.  The Company also experiences credit card chargebacks relating to cardholder disputes that are commonly experienced by businesses that accept credit cards.  The Company makes estimates for refunds and credit card chargebacks based on historical experience.

Deferred Revenue

The Company’s customers pay for services in advance on a monthly, quarterly, annual, bi-annually and quinquennially basis. Deferred revenue consists of payments received in advance of the Company’s providing the services. Deferred revenues are amortized on a straight-line basis in connection with the contractual period.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents. At December 31, 2012 and 2011, the Company had cash balances at financial institutions that exceed federally insured limits. The Company maintains its cash balances with accredited financial institutions. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

For the years ended December 31, 2012, and 2011, there were no customers that accounted for more than 10% of total revenue.

Cost of Services

Cost of services consists primarily of the direct labor costs, credit card fees, software costs, and fees paid to resellers of the Company’s product.

Advertising Costs

The Company expenses advertising costs as incurred.

Research and Development costs

Research and development cost are charged to expenses when incurred and include salaries and related cost of personnel engaged in research and development activities.

Net Income (Loss) Per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements (“ASU 2011-04”) in GAAP and International Financial Reporting Standards (“IFRS”). Under ASU 2011-04, the guidance amends certain accounting and disclosure requirements related to fair value measurements to ensure that fair value has the same meaning in GAAP and in IFRS and that their respective fair value measurement and disclosure requirements are the same. ASU 2011-04 was effective for public entities during interim and annual periods beginning after December 15, 2011. Early adoption by public entities was not permitted. The adoption of this guidance did not have a material impact on the financial statements.

In June 2011, the FASB issued ASU 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 requires companies to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The provisions of ASU 2011-05 were effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. Since ASU 2011-05 only amended the disclosure requirements concerning comprehensive income, the adoption of ASU 2011-05 did not affect the consolidated financial position, results of operations or cash flows of the Company.

In July 2012, the FASB issued ASU No. 2012-02, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02). This newly issued accounting standard allows an entity the option to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test for indefinite-lived intangibles other than goodwill. Under that option, an entity would no longer be required to calculate the fair value of an indefinite-lived intangible asset unless the entity determines, based on that qualitative assessment, that it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. This ASU is effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. We adopted this standard in the fourth quarter of 2012, which did not have a material impact on our financial or results of operations.

In August 2012, the FASB issued ASU No. 2012-03, Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (“ASU 2012-03”). This update was issued in order to codify various amendments and corrections included in SEC Staff Accounting Bulletin No. 114, SEC Release 33-9250, and ASU 2010-22, Accounting for Various Topics: Technical Corrections to SEC Paragraphs. The amendments and corrections included in this update are effective upon issuance. The adoption of ASU 2012-03 did not have an impact on the Company’s condensed consolidated financial statements.

In October 2012, the FASB issued ASU No. 2012-04, “Technical Corrections and Improvements, (“ASU 2012-04”).” This update includes source literature amendments, guidance clarification, reference corrections and relocated guidance affecting a variety of topics in the Codification. The update also includes conforming amendments to the Codification to reflect ASC 820’s fair value measurement and disclosure requirements. The amendments in this update that will not have transition guidance are effective upon issuance. The amendments in this update that are subject to the transition guidance will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on the Company’s condensed consolidated financial statements.

Note 3: Shareholders’ Equity

During February and March of 2011, the Company issued and sold 400,000 shares of the Company’s common stock at $0.25 per share. The sale of the common stock resulted in gross proceeds of $100,000 and net proceeds of $96,816 to the Company after deducting offering costs of $3,184.

On May 8, 2012 the Company filed with the Securities Exchange Commission form S-1 for the registration of its Common Stock, $.001 par value.  The amount of shares to be registered was 800,000.  On May 9, 2012, the warrant to purchase 800,000 shares of common stock at an exercise price of $.625 per share was exercised with total proceeds to the Company of $500,000 (see Note 9: Commitments and Contingencies).

The Company began paying dividends during the year ended December 31, 2012.  The Company distributed dividends of $2,589,011 in cash to its shareholders.  This includes quarterly cash dividends of $191,194 paid in May 2012, $220,550 in August 2012 and $265,324 paid in December 2012.  This also includes and a special cash dividend of $1,911,943 to its shareholders of record as of May 21, 2012.

Note 4: Net Income Per Share

Computation of net income per share is as follows:

	Year Ended December 31,
	2012	2011

Net income attributable to SMTP.com	$1,069,607	$905,632

Basic weighted average common shares outstanding	14,412,183	13,773,566
Add incremental shares for:
Warrants	63,840	423,085
Stock options	135,526	957,613
Diluted weighted average common shares outstanding	14,611,549	15,154,264

Net income per share:
Basic	$0.07	$0.07
Diluted	$0.07	$0.06

Note 5:  Income Taxes

The Company has deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Income taxes for years ended December 31, is summarized as follows:

	2012	2011

Current provision	$646,131	$720,323
Deferred provision (benefit)	(2,136)	(49,826)
Net income tax provision	$643,995	$670,497

A reconciliation of income tax computed at the U.S. statutory rate to the effective income tax rate is as follows:

	2012		2011
	Amount	Percent	Amount	Percent

Federal statutory rates	$582,722	33%	$535,884	34%
State income taxes	107,461	6%	98,823	6%
Other	(46,188)	-3%	35,790	2%
Effective rate	$643,995	36%	$670,497	42%

The following is a summary of the components of the Company’s deferred tax assets:

	2012	2011
Deferred tax assets (liabilities) - current:
Accounts receivable	$(18,694)	$(9,655)
Prepaid Expenses	(23,434)	(7,667)
Stock-based compensation	73,000	26,275
Provisions and accruals	24,756	62,254
Deferred revenue	140,470	135,076
Total current deferred tax assets (liabilities)	196,098	206,283
Deferred tax assets (liabilities) - long-term:
Plant and equipment	4,704	2,216
Net operating loss carryforwards	9,834	—
Total net deferred tax assets	$210,636	$208,499

As of December 31, 2012, the Company did not have a significant tax operating loss carry forward.  No valuation allowances have been established for deferred tax assets based on a “more likely than not” threshold. The ability to realize deferred tax assets depends on our ability to generate sufficient taxable income within the carry forward periods provided in the tax law, which management estimate they will.

We have considered the following possible sources of taxable income when assessing the realization of our deferred tax assets:

•

Future reversal of existing taxable temporary differences;

•

Taxable income or loss, based on recent results, exclusive of reversing temporary differences and carry forwards; and

•

Tax-planning strategies.

Note 6:  Related Party Transactions

There were no related party transactions for the years ended December 31, 2012 or 2011.

Note 7: Warrants

On March 23, 2011, in connection with a consulting agreement, the Company issued 800,000 warrants to purchase common stock at an exercise price of $0.625 per share with a term of 5 years. The warrants were fully vested at the date of grant and the Company recognized an expense of $73,768 equal to the grant date fair value of the warrants using the following assumptions: volatility of 68%; risk-free interest rate of 2.07%; and expected term of 5 years. The fair value of the warrants was determined using the Black-Scholes option valuation model.  On May 9, 2012, the warrants were exercised with total proceeds to the Company of $500,000.

On October 29, 2012, in connection with a consulting agreement, the Company issued 454,863 warrants to purchase common stock at an exercise price of $0.98 per share with a term of 5 years.  The warrants vest according to the following schedule:  75,813 shares vest immediately and 75,810 shares vest at the end of every thirty day period thereafter until the warrant is 100% vested.  The Company recognized an expense of $115,162 equal to the grant date fair value of the warrants using the following assumptions:  volatility of 57%-58%; risk-free interest rate of .31%-.35%; and expected term of 2.5 years.  The fair value of the warrants was determined using the Black-Scholes option valuation model.  The warrants expire on October 29, 2017 and have a remaining contractual life of 4.8 years as of December 31, 2012.  The intrinsic value of the Company’s warrants outstanding was $49,277 at December 31, 2012.

Note 8:  Stock-Based Compensation

The Company has historically granted stock options to certain vendors and employees.  On January 26, 2011, the Company granted 384,000 stock options at a strike price of $0.25 that vest equally over a four year period.  The grant date fair value of the awards was $54,736 (net of estimated forfeitures of 10%) which was determined using a Black Scholes option pricing model using the following assumptions:  volatility of 68%, risk-free rate of return of 2.4%, stock price of $0.25 and expected term of 6.25 years.  The options expire in 2021.

On April 29, 2011, the Company increased the number of shares of the Company’s common stock available for issuance under the plan from 1,360,000 to 2,500,000.

On January 23, 2012, the Company granted 533,000 stock options at a strike price of $1.59 that vest equally over a four year period.  The grant date fair value of the awards was $394,625 (net of estimated forfeitures of 10%) which was determined using a Black Scholes option pricing model using the following assumptions:  volatility of 54%, risk-free rate of return of 1.2%, stock price of $1.59 and expected term of 6.25 years.  The options expire in 2022.

On October 5, 2012, the Company granted 1,010,000 stock options at a strike price of $0.99 that vest equally over a four year period.  The grant date fair value of the awards was $510,982 (net of estimated forfeitures of 15%) which was determined using a Black Scholes option pricing model using the following assumptions:  volatility of 66%, risk-free rate of return of .90%, stock price of $0.99 and expected term of 6.25 years.  The options expire in 2022.

Awards are valued based on the grant date fair value of the instruments, net of estimated forfeitures, using a Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31,
	2012	2011
Volatility	54%-68%	68%
Risk-free interest rate	.90%-1.22%	2.40%
Expected term	6.3 years	6.3 years
Forfeiture rate	15%	10%
Dividend yield rate	0%	0%

The volatility used was based on historical volatility of similar sized companies due to lack of historical data of the Company’s stock price.  The risk free interest rate was determined based on treasury securities with maturities equal to the expected term of the underlying award.  The expected term was determined based on the simplified method outlined in Staff Accounting Bulletin No. 110.

Stock option awards are expensed on a straight-line basis over the requisite service period.  During the years ended December 31, 2012 and 2011, the Company recognized expense of $153,376 and $46,737, respectively. At December 31, 2012, future stock compensation expense (net of estimated forfeitures) not yet recognized was $717,864 and will be recognized over a weighted average remaining vesting period of 1.82 years.  The following summarizes stock option activity for the year ended December 31, 2012:

				Weighted
		Weighted	Weighted	Average
		Average	Average	Remaining
	Number of	Exercise	Fair	Contractual
	Shares	Price	Value	Life
Outstanding at December 31, 2011	1,318,000	$0.25	$0.16
Granted at market price	1,543,000	1.19	0.63
Exercised	(125,750)
Forfeited	(1,040,000)
Outstanding at December 31, 2012	1,695,250	1.08	0.58	9.4
Exercisable	23,750	$0.25	$0.16	8.1

The following summarizes information about the Company’s stock options at December 31, 2012:

	Exercisable		Unexercisable		Total

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
Range of Exercise Prices	Outstanding	Exercise Price	Outstanding	Exercise Price	Outstanding	Exercise Price

$.25 per share	23,750	$0.25	169,500	0.25	193,250	$0.25
$1.59 per share	—	—	492,000	1.59	492,000	$1.59
$0.99 per share	—	—	1,010,000	0.99	1,010,000	$0.99

The intrinsic value of the Company’s stock options outstanding was $636,338 at December 31, 2012.

Note 9:  Commitments and Contingencies

Litigation

The Company may from time to time be involved in legal proceedings arising from the normal course of business.  There are no pending or threatened legal proceedings as of December 31, 2012.

Operating Leases and Service Contracts

The Company rents its facilities on a month-to-month or quarter-to-quarter basis. Most of its service contracts are also on a month-to-month basis. However, the Company entered into several non-cancelable service contracts during the year ended December 31, 2012. Future minimum payments under non-cancelable service contracts are as follows for the years ended December 31:

2013	143,420
2014	6,905
2015	—
2016	—
2017	—
Thereafter	—
Total	$150,325

Changes in Officers and Employment Agreements

On April 30, 2012, Mr. William Morrison resigned as the Vice President of Engineering of the Company.  As a result of his departure, Mr. Morrison also resigned as an officer of the Company.  Mr. Morrison did not receive any severance as part of his resignation.  Of the 100,000 options granted on January 26, 2011, 25,000 vested and 75,000 remained unvested and were forfeited.

On June 13, 2012, Mr. Semyon Dukach, the Company’s Chief Executive Officer resigned, and on that same date the Company’s board of directors appointed Richard T. Harrison to the position of Chief Executive Officer.  Mr. Harrison received as compensation, among other things, a base salary of $100,000 per year, along with quarterly performance based bonuses.  Mr. Harrison’s employment agreement was effective June 1, 2012.

On June 13, 2012 the Company’s board of directors re-appointed Mr. Semyon Dukach to the position of Chair of the Board of Directors, which was an executive position with the Company, effective June 13, 2012.  Mr. Dukach receives no compensation for serving as the registrant’s Chair of the Board of Directors and his existing oral employment agreement and annual salary of $100,000 per year was terminated, except that Mr. Dukach is entitled to reimbursement of reasonable business expenses in accordance with the registrant’s corporate policy and any health benefits the registrant offers its other employees.

On August 15, 2012, Richard T. Harrison resigned as the chief executive officer and all other positions he held with the registrant. On that same date, the registrant’s board of directors appointed a committee to oversee the registrant’s operations, lead by Semyon Dukach, the registrant’s Chair of the Board of Directors.  Mr. Harrison received a severance in the amount of $33,333, the equivalent of four months base salary paid ratably over a four month period according to the Company’s standard payroll schedule and health insurance benefits over a four month period.  Of the 960,000 options granted on July 1, 2010, 563,333 vested and 396,667 remain unvested and were forfeited.

Consulting Services

On March 23, 2011, in relation to the agreement entered into with a third party to provide various consulting services for the Company, the Company issued 800,000 warrants to purchase common stock at an exercise price of $0.625 per share with a term of 5 years. See Note 7 for discussion of warrants.

On May 9, 2012, the warrant to purchase 800,000 shares of common stock at an exercise price of $.625 per share was exercised with total proceeds to the Company of $500,000.

On October 18, 2012, the Company entered into a professional services agreement.  The agreement requires the Company to pay a monthly cash retainer of $12,500 to cover professional services provided by the service provider.  Additionally, any service that exceeds the $12,500 retainer are to be paid through issuances of the Company’s common stock with a vesting schedule of six months from delivery date.  At December 31, 2012, the Company has an accrued liability of $25,000, which is expected to be settled in shares of the Company’s common stock.

On October 29, 2012, the Company entered into a professional services agreement. In connection with the agreement, the Company issued 454,863 warrants to purchase common stock at an exercise price of $0.98 per share with a term of 5 years in exchange for professional services. As of December 31, 2012, 227,433 of such warrants were exercisable. The agreement also call for certain incentives that if achieved call for the disbursement of $500,000 or more depending on the size of transaction as well as fees to arrange funding. See Note 7 for discussion of warrants.

Note 10: Subsequent Events

On January 9, 2013 the registrant entered into an asset purchase agreement (“Asset Purchase Agreement”) with Oktet Bilişim Danışmanlık Organizayon Reklamcılık Limited Şirketi, a Turkish corporation (“Octeth”). Pursuant the Asset Purchase Agreement, the registrant acquired from Octeth certain tangible assets, including servers and devices, intangible assets related to PreviewMyEmail.com, along with customer and co-location contracts, in exchange for $160,000 cash.

On March 4, 2013, the Company added an addendum to the professional services agreement made on October 18, 2012.  Simultaneous with the execution of this agreement, the Company issued 18,868 shares of restricted common stock representing $25,000 worth of stock for services rendered during November and December of 2012.  At December 31, 2012, the Company has an accrued liability of $25,000 related to this transaction.  On March 4, 2013, the Company also issued 45,000 shares of restricted common stock representing payment for website construction in fiscal year 2013.

On March 5, 2013 Maksym Ilin was appointed as President, Principal Executive Officer and Vice President-Operations and Customer Service. Pursuant to a non-written agreement, Mr. Ilin will receive a base salary of $38,400 per year along with performance based bonuses. Previously, Mr. Ilin served as the Company’s Director of Customer Service.

On March 5, 2013, Ruslan Bondariev was appointed as Chief Technology Officer and Vice President – Research. Pursuant to a non-wrtiten agreement, Mr. Bondariev will receive a base salary of $36,000 per year along with performance based bonuses. Previously, Mr. Bondarev served as the Company’s Director of Research and Development.

On March 5, 2013, Alena Chuprakova was appointed as Comptroller, Treasurer and Principal Financial Officer. Pursuant to a non-written agreement, Ms. Chuprakova will receive a base salary of $50,000 per year, along with performance based bonuses.

On March 8, 2013, the Company paid quarterly dividends of $266, 072 to its stockholders.

SMTP, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(unaudited)
Assets

Cash and cash equivalents	$1,266,679	$784,001
Accounts receivable	47,098	38,152
Deferred income taxes	207,915	196,097
Other current assets	94,610	66,093
Total current assets	1,616,302	1,084,343

Property and equipment, net of accumulated depreciation of $99,156 and $43,180	348,713	141,948
Intangibles, net of accumulated amortization of $9,000 and $8,768	—	232
Deferred income taxes	34,476	14,536
Deposits	29,995	29,995
Total assets	$2,029,486	$1,271,054

Liabilities and Shareholders' Equity

Deferred revenue	$320,388	$351,059
Income taxes payable	45,024	42,590
Allowance for refunds and chargebacks	2,632	9,036
Accrued expenses and other current liabilities	83,207	128,989
Total current liabilities	451,251	531,674

Shareholders' equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at September 30, 2013 and December 31, 2012	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 15,293,736 and 14,767,250 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	15,294	14,768
Additional paid in capital	1,899,681	1,111,175
Accumulated deficit	(336,740)	(386,563)
Total shareholders' equity	1,578,235	739,380

Total liabilities and shareholders' equity	$2,029,486	$1,271,054

See accompanying notes to the financial statements

SMTP, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net revenue	$1,468,962	$1,362,504	$4,233,547	$3,961,943
Cost of services	311,392	302,746	939,585	940,941
Gross profit	1,157,570	1,059,758	3,293,962	3,021,002
Operating expenses:
Sales and marketing	295,005	164,513	677,365	585,594
General and administrative	302,491	275,416	1,002,750	846,846
Research and development	81,226	93,598	186,196	316,063

Total operating expenses	678,722	533,527	1,866,311	1,748,503

Income before income taxes	478,848	526,231	1,427,651	1,272,499
Provision for income tax	159,261	212,377	497,058	513,589

Net income	$319,587	$313,854	$930,593	$758,910

Net income per share:
Basic	$0.02	$0.02	$0.06	$0.05
Diluted	$0.02	$0.02	$0.06	$0.05

Weighted average common shares outstanding:
Basic	15,130,162	14,707,250	14,931,366	14,297,562
Diluted	15,699,964	15,258,843	15,538,652	14,896,548

See accompanying notes to the financial statements

SMTP, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$930,593	$758,910
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,207	20,726
Excess tax benefits from share-based payment arrangements	(20,825)	—
Non-cash stock compensation	490,258	116,584
Allowance for refunds and chargebacks	(6,404)	1,216
Deferred income taxes	(31,758)	15,378
Changes in assets and liabilities:
Accounts receivable	(8,946)	(52,734)
Other assets	(28,517)	(44,173)
Income taxes payable	23,259	(408,761)
Accrued expenses and other current liabilities	(45,782)	(35,944)
Deferred revenue	(30,671)	29,175
Net cash provided by operating activities	1,327,414	400,377

Cash flows from investing activities
Purchases of property and equipment	(262,740)	(12,956)
Net cash used in investing activities	(262,740)	(12,956)

Cash flows used in financing activities:
Dividends to shareholders	(880,770)	(2,323,687)
Proceeds from issuance of common stock	277,949	516,438
Excess tax benefits from share-based payment arrangements	20,825	—
Net cash used in financing activities	(581,996)	(1,807,249)

Change in cash and cash equivalents	482,678	(1,419,828)

Cash and cash equivalents, beginning of period	784,001	1,978,809

Cash and cash equivalents, end of period	$1,266,679	$558,981

Supplemental cash flow disclosures:
Cash paid for income taxes	$545,000	$503,831

See accompanying notes to the financial statements

SMTP, INC.

NOTES TO THE FINANCIAL STATEMENTS

(unaudited)

Note 1:  Organization and Basis of Presentation

Background

The Company was incorporated in Massachusetts on October 14, 1998 as EMUmail, Inc. and changed its name on April 1, 2010 to SMTP.com, Inc.  The Company focuses on the execution of email delivery for marketing and enterprise application customers.  The Company has customers for both corporate and personal email delivery. The Company’s services are marketed directly by the Company and through reseller partners.

On November 23, 2010, the Company formed a Delaware corporation, SMTP, Inc. for the purpose of changing the domicile of the Company from a Massachusetts corporation to a Delaware corporation and to increase the number of authorized shares outstanding.  Also on November 23, 2010, the Company entered into a Merger agreement between SMTP, Inc. and SMTP.com, Inc. whereby the surviving corporation would be SMTP, Inc. (the “Surviving Corporation”), the newly formed Delaware corporation.  The Surviving Corporation has an authorized capital structure of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.  Under the terms of the Merger agreement, the Company’s existing 100 shares of ownership (which were held by a sole shareholder) were exchanged for 13,440,000 shares of common stock in the Surviving Corporation.

Basis of Presentation

In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of only normal recurring accruals, necessary for a fair statement of financial position, results of operations, and cash flows. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 29, 2013. The accounting policies are described in the “Notes to Financial Statements” in the 2012 Annual Report on Form 10-K and updated, as necessary, in this Form 10-Q. The year-end balance sheet data presented for comparative purposes was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States. The results of operations for the three and nine months ended September 30, 2013 are not necessarily indicative of the operating results for the full year or for any other subsequent interim period.

Certain reclassifications have been made to prior period reported amounts to conform to current year presentation.

Fair Value of Financial Instruments

U.S. GAAP establishes a fair value hierarchy which has three levels based on the reliability of the inputs to determine the fair value. These levels include: Level 1, defined as inputs such as unadjusted quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for use when little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s financial instruments consist of cash, accounts receivable, deposits and accounts payable. The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short-term nature of these items.

Income Taxes

Provision for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB ASC 740, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

The Company applies the authoritative guidance in accounting for uncertainty in income taxes recognized in the financial statements. This guidance prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination. If the tax position is deemed “more-likely-than-not” to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. There are no uncertain tax positions taken by the Company on its tax returns. Tax years subsequent to 2010 remain open to examination by U.S. federal and state tax jurisdictions.

In determining the quarterly provision for income taxes, the Company uses an estimated annual effective tax rate, statutory tax rates and tax planning opportunities available to the Company in the jurisdictions in which it operates.  This includes recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns to the extent pervasive evidence exists that they will be realized in future periods. The deferred tax balances are adjusted to reflect tax rates by tax jurisdiction, based on currently enacted tax laws, which are expected to be in effect in the years in which the temporary differences are expected to reverse. In accordance with the Company’s income tax policy, significant or unusual items are separately recognized in the quarter in which they occur.

Revenue Recognition

The Company recognizes revenue from its services when it is probable that the economic benefits associated with the transactions will flow to the Company and the amount of revenue can be measured reliably. This is normally demonstrated when: (i) persuasive evidence of an arrangement exists; (ii) the fee is fixed or determinable; (iii) performance of service has been delivered; and (iv) collection is reasonably assured.

The Company provides Internet-based services to facilitate email delivery. The Company’s services are offered over various contractual periods for a fixed fee that varies based on a maximum volume of transactions.  Revenues are typically paid by clients via credit card, check or wire payments at the inception of the contractual period.  Revenue is recognized on a straight-line basis over the contractual period.

The Company offers refunds on a pro-rata basis at any time during the contractual period.  The Company also experiences credit card chargebacks relating to cardholder disputes that are commonly experienced by businesses that accept credit cards.  The Company makes estimates for refunds and credit card chargebacks based on historical experience.

Deferred Revenue

The Company’s customers pay for services in advance on a monthly, quarterly, annual, bi-annually and quinquennially basis. Deferred revenue consists of payments received in advance of the Company’s providing the services. Deferred revenues are amortized on a straight-line basis in connection with the contractual period.

Net Income Per Share

Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period.

Note 2:  Commitments and Contingencies

Litigation

The Company may from time to time be involved in legal proceedings arising from the normal course of business.  There are no pending or threatened legal proceedings as of September 30, 2013.

Consulting Services

On October 18, 2012, the Company entered into a professional services agreement.  The agreement requires the Company to pay a monthly cash retainer of $12,500 to cover professional services provided by the service provider.  Additionally, any service that exceeds the $12,500 retainer, are to be paid through issuances of the Company’s common stock with a vesting schedule of six months from delivery date.  On March 4, 2013, the Company added an addendum to this agreement.  This addendum amended the agreement so that each month is a fixed fee of $25,000 payable in $12,500 cash and $12,500 in restricted common stock.  The addendum also waived all fees and other amounts exceeding $25,000 owed for November and December 2012 for services rendered. On March 8, 2013, the Company issued 18,868 shares of restricted common stock representing $25,000 worth of stock for services rendered during November and December of 2012.   On March 8, 2013, the Company also issued 45,000 shares of restricted common stock representing payment for website construction in fiscal year 2013 valued at $55,800 based on the closing share price of $1.24 on March 8, 2013.   On July 1, 2013, the Company terminated the consulting services agreement and issued 70,414 shares of common stock to pay the outstanding balance of approximately $75,000 due to the consultants.

On October 29, 2012, the Company entered into a professional services agreement. In connection with the agreement, the Company issued 454,863 warrants to purchase common stock at an exercise price of $0.98 per share with a term of 5 years in exchange for professional services. As of September 30, 2013, all warrants were exercisable. The agreement also calls for certain incentives that if achieved call for the disbursement of $500,000 or more depending on the size of transaction as well as fees to arrange funding. See Note 8 for discussion of warrants.

On May 29, 2013, the Company entered into a professional services agreement. The agreement requires the Company to pay $25,000 per month in exchange for marketing and advertising services.  The agreement terminates on December 31, 2014 but is cancellable at any time.

On August 1, 2013, the Company entered into a professional services agreement.  In connection with the agreement, the Company issued 150,000 warrants to purchase common stock at an exercise price of $1.00 per share with a term of 3 years in exchange for professional services.  As of September 30, 2013, all warrants were exercisable. This agreement also requires the Company to pay $7,500 in cash per month for 12 months in exchange for sales and marketing services. The agreement terminates on July 31, 2014 but is cancellable after the first six months.

Operating Leases and Service Contracts

The Company rents its facilities on a month-to-month or quarter-to-quarter basis. Most of its service contracts are also on a month-to-month basis.  As of September 30, 2013, future minimum lease and non-cancelable services contract payments are as follows for the remainder of 2013 and thereafter:

2013	$42,105
2014	14,405
2015	—
2016	—
2017	—
Thereafter	—
$56,510

Change in Officers and Employment Agreements

On March 5, 2013 Maksym Ilin was appointed as President, Principal Executive Officer and Vice President-Operations and Customer Service. Pursuant to a non-written agreement, Mr. Ilin will receive a base salary of $38,400 per year along with performance based bonuses. Previously, Mr. Ilin served as the Company’s Director of Customer Service.  On August 15, 2013, upon the appointment of Jonathan M. Strimling, as the Company’s Chief Executive Officer, the Company’s board of directors removed Mr. Ilin as the Company’s President and Principal Executive Officer. Mr. Illin continues to serve as the Company’s Vice President-Operations and Customer Service.

On March 5, 2013, Ruslan Bondariev was appointed as Chief Technology Officer and Vice President – Research. Pursuant to a non-written agreement, Mr. Bondariev will receive a base salary of $36,000 per year along with performance based bonuses. Previously, Mr. Bondarev served as the Company’s Director of Research and Development.

On March 5, 2013, Alena Chuprakova was appointed as Comptroller, Treasurer and Principal Financial Officer. Pursuant to a non-written agreement, Ms. Chuprakova will receive a base salary of $50,000 per year, along with performance based bonuses.

On April 1, 2013, Brad Harkavy and Mark S. Dailey resigned as members of the board of directors.

On August 15, 2013, Jonathan M. Strimling was appointed as Chief Executive Officer. Pursuant to a written agreement, Mr. Strimling will receive a base salary of $180,000 per year along with quarterly performance based bonus compensation, other event based bonus compensation, and an option to purchase up to 1,493,449 shares of the Company’s common stock at the strike price of $1.00 per share. The options vest monthly over a four year period in equal installments of 31,113 shares per month beginning August 15, 2013, except that during the final month of vesting 31,138 shares shall vest. All of the options expire on August 14, 2023. The option grant was made pursuant to the Company’s 2010 Employee Stock Plan.

On September 18, 2013, Yvonne Gaudette was appointed as Vice President of Marketing. As the Company’s Vice President of Marketing, pursuant to a written agreement, Ms. Gaudette will receive a base salary of $110,000 per year, along with quarterly performance based bonus compensation and an option to purchase up to 125,000 shares of the Company’s common stock at the strike price of $1.03 per share. The options vest over a period of four years with 25% of the option shares vesting on September 18, 2014 and the remaining 75% of the option shares vest on an equal monthly basis thereafter. All of the options expire on September 17, 2023. The option grant was made pursuant to the Company’s 2010 Employee Stock Plan.

On September 25, 2013, Paul Parisi was appointed as Vice President of Innovation.  As the Company’s Vice President of Innovation, pursuant to a written agreement, Mr. Parisi will receive a base salary of $70,000 per year, along with quarterly performance based bonus compensation and an option to purchase up to 150,000 shares of the Company’s common stock at the strike price of $1.11 per share.  The options vest in two tranches as follows: (i) 75,000 shares vest over a period of four years following the commencement of part-time employment (the “Initial Option shares”) whereby 25% of the Initial Option Shares will vest on September 25, 2014 and the remaining 75% of the Initial Option Shares vest on a monthly basis thereafter; (ii) and 75,000 shares vest over the four years following the commencement of full time employment, if that event occurs (the “Second Option Shares”), whereby 25% of the Second Option Shares vest on the first anniversary of the date of the start of full time employment and the remaining 75% of the Second Option Shares vest on a monthly basis thereafter. All of the options expire on September 24, 2023. The option grant was made pursuant to the Company’s 2010 Employee Stock Plan.

Note 3:  Asset Purchase Agreement

On January 9, 2013 the Company entered into an asset purchase agreement (“Asset Purchase Agreement”) with Oktet Bilişim Danışmanlık Organizayon Reklamcılık Limited Şirketi, a Turkish corporation (“Octeth”). Pursuant to the Asset Purchase Agreement, the Company acquired from Octeth certain tangible assets, including servers and devices, intangible assets related to PreviewMyEmail.com, along with customer and co-location contracts, in exchange for $160,000 cash. This asset purchase agreement did not constitute a business combination for which purchase accounting would apply and therefore the purchase price was allocated to the assets acquired based on their estimated fair value.

Note 4:  Shareholders’ Equity

The Company began paying dividends during the year ended December 31, 2012.  The Company distributed dividends of $2,589,011 in cash to its shareholders during the year ended December 31, 2012.  For the three and nine months ending September 30, 2013, the Company paid dividends of $347,388 and $880,770 respectively.

On March 8, 2013, in connection with a consulting agreement, the Company issued 63,868 shares of common stock in exchange for services.  See Note 2 for more discussion.

On April 8, 2013, the Company issued a total of 8,880 shares of the Company’s common stock to the directors.

On May 22, 2013 the Company entered into an investment agreement.  Pursuant to the investment agreement, the Company may issue and sell to the investor, up to that number of shares of the Company’s common stock having an aggregate purchase price of $2.5 million, over a period of 36 months from the first trading day following the effectiveness of the registration statement registering the resale of shares.  The purchase price shall be set at 92% of the lowest daily volume weighted average price of the Common Stock during the five consecutive trading day period beginning on the date of delivery of the applicable draw down notice.

On June 20, 2013, as part of the investment agreement, the Company filed with the Securities Exchange Commission a Form S-1 for the registration of its Common Stock, $0.001 par value.  The amount of shares to be registered was 2.5 million. The S-1 became effective on June 27, 2013.  During the quarter ended September 30, 2013, 283,868 shares were issued related to this agreement.

On July 1, 2013, the Company terminated a consulting services agreement and issued 70,414 shares of common stock to pay the outstanding balance of approximately $75,000 due to the consultants.  See Note 2.

On August 15, 2013, the Company issued a total of 4,956 shares of the Company’s common stock to the directors.

Note 5: Net Income Per Share

Computation of net income per share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net income attributable to SMTP.com	$319,587	$313,854	$930,593	$758,910

Basic weighted average common shares outstanding	15,130,162	14,707,250	14,931,366	14,297,562
Add incremental shares for:
Warrants	26,450	—	53,228	—
Stock options	543,352	551,593	554,058	598,986
Diluted weighted average common shares outstanding	15,699,964	15,258,843	15,538,652	14,896,548

Net income per share:
Basic	$0.02	$0.02	$0.06	$0.05
Diluted	$0.02	$0.02	$0.06	$0.05

Note 6:  Stock-Based Compensation

The Company has historically granted stock options to certain vendors and employees.

In November 2010, the board of directors authorized the 2010 Stock Incentive Plan (“the Plan”) which provides us with the ability to issue options on up to 1,360,000 common shares.

In April 2011, the Company increased the number of shares of the Company’s common stock available for issuance under the Plan from 1,360,000 to 2,500,000.

In August 2013, the Company increased the number of shares of the Company’s common stock available for issuance under the Plan from 2,500,000 to 5,000,000. The Company’s stockholders approved this increase on October 22, 2013 pursuant to a written consent of stockholders owning a majority of the shares of outstanding common stock.

Stock option awards are expensed on a straight-line basis over the requisite service period.  During the three and nine months ended September 30, 2013, the Company recognized expense of $71,237 and $131,381, respectively, associated with stock option awards.  During the three and nine months ended September 30, 2012, the Company recognized expense of $50,314 and $116,584, respectively, associated with stock option awards.  At September 30, 2013, future stock compensation expense (net of estimated forfeitures) not yet recognized was $1,331,541 and will be recognized over a weighted average remaining vesting period of 3.89 years.  The following summarizes stock option activity for the nine months ended September 30, 2013:

				Weighted
		Weighted	Weighted	Average
		Average	Average	Remaining
	Number of	Exercise	Fair	Contractual
	Shares	Price	Value	Life
Outstanding at December 31, 2012	2,184,583	$0.89	$0.48
Granted at market price	1,768,449	1.01
Exercised	(94,500)	$0.25
Forfeited	(474,000)	$1.26
Outstanding at September 30, 2013	3,384,532	0.92	0.23	9.1
Exercisable at September 30, 2013	619,446	$0.51	$0.29	7.2

The outstanding shares at December 31, 2012 were adjusted to reflect options that were issued but not included in the prior periods tables.  This does not impact stock compensation expense.

The following table summarizes information about the Company’s stock options at September 30, 2013:

	Exercisable		Unexercisable		Total
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Price	Outstanding	Price	Outstanding	Price

$.25 per share	487,333	$0.25	102,250	0.25	589,583	$0.25
$0.99 per share	—	—	765,000	0.99	765,000	$0.99
$1.00 per share	31,113	1.00	1,462,336	1.00	1,493,449	$1.00
$1.03 per share	—	$—	125,000	1.03	125,000	$1.03
$1.11 per share	—	$—	150,000	1.11	150,000	$1.11
$1.59 per share	101,000	$1.59	160,500	1.59	261,500	$1.59

Note 7: Income Taxes

During the quarter ended September 30, 2013, the Company recorded an income tax provision of $159,261, which was comprised of a current provision of $155,214 and a deferred provision of $4,047.

Note 8: Warrants

On October 29, 2012, in connection with a consulting agreement, the Company issued 454,863 warrants to purchase common stock at an exercise price of $0.98 per share with a term of 5 years.  The warrants vest according to the following schedule:  75,813 shares vest immediately and 75,810 shares vest at the end of every thirty day period thereafter until the warrant is 100% vested.  For the three and nine months ending September 30, 2013, the Company recognized an expense of $0 and $130,298, respectively, associated with these awards. The warrants expire on October 29, 2017 and have a remaining contractual life of 4.1 years as of September 30, 2013.

On August 1, 2013, in connection with a consulting agreement, the Company issued 150,000 warrants to purchase common stock at an exercise price of $1.00 per share with a term of 3 years.  As of September 30, 2013, all warrants were exercisable. For the three and nine months ending September 30, 2013, the Company recognized an expense of $57,779 associated with these awards.  The warrants expire on August 1, 2016 and have a remaining contractual life of 2.84 years as of September 30, 2013.

The following table summarizes information about the Company’s warrants at September 30, 2013:

			Weighted
			Average
		Weighted	Remaining
	Number	Average	Contractual	Intrinsic
	of Units	Exercise Price	Term (in years)	Value

Outstanding at December 31, 2012	454,863	$0.98	4.8	49,277

Granted	150,000	1.00	2.8	22,500

Outstanding at September 30, 2013	604,863	$0.98	4.3	99,827

Exercisable at September 30, 2013	604,863	$0.98	4.3	99,827

Note 9:  Subsequent Events

On October 22, 2013, stockholders holding an 86.97% majority of the shares of voting securities outstanding and entitled to vote unanimously adopted and approved an increase in the number of shares of common stock available for issuance under the 2010 Stock Incentive Plan from 2,500,000 to 5,000,000.

          Shares

Common Stock

_________________________

PROSPECTUS

__________________________

Aegis Capital Corp

          , 2014

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee:

SEC registration fee	$1,563
FINRA filing fee	3,500
NASDAQ listing fee	50,000
Blue sky qualification fees and expenses	15,000
Legal fees and expenses	70,000
Accounting fees and expenses	7,500
Transfer agent and registrar’s fees and expenses	2,500
Printing and engraving expenses	5,000
Miscellaneous expense	3,500
Total	$158,563

Item 14.

Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VI of our certificate of incorporation, as amended (the “Charter”), provides that no director of our Company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VI of the Charter further provides that any repeal or modification of such article by our stockholders or amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article IX of our by-laws (the “By-Laws”), provides that that our Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of our Company) by reason of the fact that he is or was a director, officer, employee or agent of our Company, or is or was serving at the request of our Company as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines, amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, including any appeal thereof, if he acted in good faith in a manner he reasonably believed to be in, or not opposed to the best interests of our Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The indemnification provided by our Company’s bylaws are in addition to the indemnification rights provided pursuant to the Delaware General Corporation Law, and are not exclusive of any other rights to which any person seeking indemnification may he entitled.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.

Recent Sales of Unregistered Securities.

Our Company has issued the following securities during the past three (3) years without registering the securities under the Securities Act, giving pro forma effect to the 1-for-5 reverse stock split of our outstanding common stock:

Securities issued for cash

Date	Security

May 2012	Common Stock – 160,000 shares of common stock at $3.125 per share for aggregate proceeds of $500,000 pursuant to a warrant exercise.

May 2012	Common Stock – 25,150 shares of common stock at $1.25 per share for aggregate proceeds of $31,438 pursuant to option exercises.

October 2012	Common Stock – 12,000 shares of common stock at $1.25 per share for aggregate proceeds of $15,000 pursuant to an option exercise.

June 2013	Common Stock – 16,000 shares of common stock at $1.25 per share for aggregate proceeds of $20,000 pursuant to an option exercise.

Securities issued pursuant to merger

Date	Security

November 2010	Common Stock – 2,688,000 shares of common stock in exchange for 100 shares of predecessor corporation.

Securities issued for services

Date	Security

March 2011	Warrant – right to buy 160,000 shares of common stock at $3.125 per share per share for consulting services.

June 2011	Common stock - 300 shares of common stock for $2,850 in consulting services.

October 2012	Warrant – right to buy 90,973 shares of common stock at $4.90 per share for consulting services.

March 2013	Common stock – 3,774 shares of common stock for $25,000 in consulting services.

March 2013	Common stock – 9,000 shares of common stock for $55,800 in consulting services.

April 2013	Common stock – 1,776 shares of common stock for $10,000 in board member services.

July 2013	Common stock – 14,083 shares of common stock for $75,000 in consulting services.

August 2013	Warrant - right to buy 30,000 shares of common stock at $5.00 per share for professional services.

August 2013	Common stock – 992 shares of common stock for $5,000 in board member services.

November 2013	Common stock – 956 shares of common stock for $5,000 in board member services.

Securities issued pursuant to our Employee Stock Plan

Date	Security

November 2010	Stock options – right to buy 192,000 shares of common stock at $1.25 per share.

January 2011	Stock options – right to buy 76,800 shares of common stock at $1.25 per share.

January 2012	Stock options – right to buy 106,600 shares of common stock at $7.95 per share.

October 2012	Stock options – right to buy 202,000 shares of common stock at $4.95 per share.

August 2013	Stock options – right to buy 298,690 shares of common stock at $5.00 per share.

September 2013	Stock options – right to buy 25,000 shares of common stock at $5.15 per share.

September 2013	Stock options – right to buy 30,000 shares of common stock at $5.55 per share.

January 2014	Stock options – right to buy 76,000 shares of common stock at $7.50 per share.

No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions. These persons were the only offerees in connection with these transactions. We relied on Section 4(2) and 701 of the Securities Act since the transactions did not involve any public offering.

Item 16.

Exhibits Index.

The listed exhibits are filed with this Registration Statement:

Exhibit Number	Title of Document	Location
1.1	Form of Underwriting Agreement	Incorporated by reference to our Registration Statement on Form S-1 filed on January 23, 2014
3.1	Certificate of Incorporation	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
3.2	Amendment to Certificate of Incorporation	Incorporated by reference to our Form 8-K filed on December 17, 2013
3.3	Bylaws	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
3.4	Plan of Merger	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
4.1	Form of Representative's Warrant Agreement	Included in Exhibit 1.1
5.1	Opinion Regarding Legality	Incorporated by reference to our Registration Statement on Form S-1 filed on January 28, 2014
10.1	2010 Employee Stock Plan	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
10.2	Public Financial Services, LLC Agreement	Incorporated by reference to our Registration Statement on Form S-1 filed on December 2, 2010
10.3	Employment Agreement –Richard T. Harrison	Incorporated by reference to our Form 8-K filed on June 18, 2012
10.4	Employment Agreement –Jonathan M. Strimling	Incorporated by reference to our Form 8-K filed on August 20, 2013
10.5	Employment Agreement –Yvonne Gaudette	Incorporated by reference to our Form 8-K filed on September 24, 2013
10.6	Employment Agreement – Paul D. Parisi	Incorporated by reference to our Form 8-K filed on September 30, 2013
10.7	Professional Services Agreement - inSegment	Incorporated by reference to our Form 8-K filed on October 23, 2012
10.8	Addendum to Professional Services Agreement - inSegment	Incorporated by reference to our Form 10-Q filed on May 14, 2013
10.9	Second Addendum to Professional Services Agreement - inSegment	Incorporated by reference to our Form S-1 filed on December 26, 2013
10.10	Advisors Agreement - Bowen	Incorporated by reference to our Form 8-K filed on November 1, 2012
10.11	Asset Purchase Agreement - Octeth	Incorporated by reference to our Form 8-K filed on January 10, 2013
10.12	Investment Agreement - Dutchess Opportunity Fund, II, LP	Incorporated by reference to our Form 8-K filed on May 24, 2013
10.13	Registration Rights Agreement - Dutchess Opportunity Fund, II, LP	Incorporated by reference to our Form 8-K filed on May 24, 2013
10.14	Marketing Agreement - Greenway	Incorporated by reference to our Form 8-K filed on May 31, 2013
14.1	Code of Ethics and Business Standards	Incorporated by reference to our Form 8-K filed on January 14, 2014
23.1	Consent of McConnell & Jones LLP	Filed herewith
23.2	Consent of Counsel	Included in Exhibit 5.1
24.1	Power of Attorney	Incorporated by reference to our Registration Statement on Form S-1 filed on January 28, 2014
101.1	XBRL	Furnished herewith

Item 17.

Undertakings.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

i.

for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

ii.

for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashua, State of New Hampshire, on January 29, 2014.

SMTP, Inc.

By:	/s/ Jonathan M. Strimling
Jonathan M. Strimling
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan M. Strimling	Chief Executive Officer (Principal Executive Officer), Director	January 29, 2014
Jonathan M. Strimling

/s/ Lewis W. Moorehead	Chief Financial Officer (Principal Financial Officer)	January 29, 2014
Lewis W. Moorehead

/s/ Alena Chuprakova	Controller and Treasurer	January 29, 2014
Alena Chuprakova

/s/ Semyon Dukach	Chair of the Board of Directors	January 29, 2014
Semyon Dukach

/s/ Vadim Yasinovsky	Director	January 29, 2014
Vadim Yasinovsky

/s/ Rens Troost	Director	January 29, 2014
Rens Troost

/s/ David A. Buckel	Director	January 29, 2014
David A. Buckel